Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

Among

GLENBOROUGH REALTY TRUST INCORPORATED,

GLENBOROUGH PROPERTIES, L.P.,

GRIDIRON HOLDINGS LLC

and

GRIDIRON ACQUISITION LLC

Dated as of August 20, 2006

i

ii

iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of August 20, 2006 (this “Agreement”), is made and entered into by and among Glenborough Realty Trust Incorporated, a Maryland corporation (the “Company”), Glenborough Properties, L.P., a California limited partnership (the “Operating Partnership”), Gridiron Holdings LLC, a Delaware limited liability company (“Parent”) and Gridiron Acquisition LLC, a Delaware limited liability company and a wholly-owned subsidiary of Parent (“REIT Merger Sub” and together with Parent, the “Parent Parties”).

WHEREAS, the parties wish to effect a business combination through a merger of the Company with and into REIT Merger Sub (the “Merger”) on the terms and subject to the conditions set forth in this Agreement and in accordance with the Maryland General Corporation Law (the “MGCL”) and the Delaware Limited Liability Company Act (the “DLLCA”);

WHEREAS, the Board of Directors of the Company (the “Company Board”) has approved this Agreement, the Merger and the other transactions contemplated by this Agreement and declared that the Merger and the other transactions contemplated by this Agreement are advisable and in the best interests of the Company and its stockholders, on the terms and subject to the conditions set forth herein;

WHEREAS, the Company, as the sole general partner of the Operating Partnership, has approved this Agreement and deemed it advisable for the Operating Partnership to enter into this Agreement;

WHEREAS, Parent, as the sole member of REIT Merger Sub, has approved this Agreement and the Merger and declared that this Agreement and the Merger are advisable on the terms and subject to the conditions set forth herein; and

WHEREAS, concurrently with the execution of this Agreement, Parent has delivered to the Company a guarantee of the obligations arising under this Agreement of the Parent Parties executed by MS Real Estate Funding, L.P. the (“Guarantor”) in the form attached as Exhibit A to this Agreement (the “Guarantee”);

WHEREAS, the parties intend that for federal, and applicable state, income tax purposes the Merger will be treated as a taxable sale by the Company of all of the Company’s assets to REIT Merger Sub in exchange for the Merger consideration provided for herein to be provided to the stockholders of the Company (the “Merger Consideration”) and the assumption of all of the Company’s liabilities, followed by a distribution of such Merger Consideration to the stockholders of the Company in liquidation pursuant to Section 331 and Section 562 of the Code, and that this Agreement shall constitute a “plan of liquidation” of the Company for federal income tax purposes; and

WHEREAS, the parties hereto desire to make certain representations, warranties, covenants and agreements in connection with the Merger, and also to prescribe various conditions to such transactions.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Definitions.

(a) For purposes of this Agreement:

“Acquisition Proposal” means: (i) any proposal or offer received after the date hereof from any person other than Parent and REIT Merger Sub relating to any direct or indirect acquisition (in one or a series of related transactions) of (A) more than 25% of the assets of the Company and its Subsidiaries, taken as a whole, or (B) more than 25% of the outstanding equity securities of the Company or of the Operating Partnership; (ii) any tender offer or exchange offer, as defined pursuant to the Exchange Act, that, if consummated, would result in any person or “group” (as such term is defined under the Exchange Act) beneficially owning 25% or more of the outstanding equity securities of the Company or of the Operating Partnership; (iii) any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company, other than the Merger, pursuant to which the shareholders of the Company prior to consummation of such transaction would hold less than 75% of the outstanding shares or equity interests of the surviving or resulting person or parent thereof; or (iv) any transaction which is similar in form, substance or purpose to any of the foregoing transactions (other than the Merger).

“Action” means any claim, action, suit, proceeding, arbitration, mediation, inquiry or other investigation.

“Affiliate” or “affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.

“beneficial owner”, with respect to any Company Common Shares, has the meaning ascribed to such term under Rule 13d-3(a) of the Exchange Act.

“Business Day” or “business day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day (other than a Saturday or Sunday) on which banks are required or authorized to close in the City of New York.

“Certificate” or “Certificates” means any certificate evidencing Company Common Shares or Company Series A Preferred Shares.

“Change-in-Control Agreements” means the employment and other agreements set forth in Section 7.05(e) of the Disclosure Schedule.

“Company Bylaws” means the Glenborough Realty Trust Incorporated Bylaws adopted on August 31, 1994, as amended.

“Company Charter” means the Amendment and Restatement of Articles of Incorporation of Glenborough Realty Trust Incorporated, as amended, including the Articles Supplementary of the 7 3/4% Series A Convertible Preferred Stock and the Articles Supplementary of the Series B Preferred Stock.

“Company Common Shares” means shares of common stock, par value $0.001 per share, of the Company.

“Company Material Adverse Effect” means any event, circumstance, change or effect that, individually or in the aggregate, is materially adverse to the business, properties, financial condition or results of operations of the Company and the Subsidiaries taken as a whole, excluding any such event, circumstance, change or effect occurring after the date hereof arising out of or resulting from (A) any change in the market price or trading volume of the Company Common Shares or the Series A Preferred Stock of the Company, (B) any change in general economic or business conditions except to the extent that such changes have a materially disproportionate adverse effect on the Company relative to other similarly situated participants in the business or industry in which the Company operates, (C) any change in financial or securities market conditions generally, including changes in interest or exchange rates, except to the extent that such changes have a materially disproportionate adverse effect on the Company relative to other similarly situated participants in the business or industry in which the Company operates, (D) any events, circumstances, changes or effects generally affecting the United States commercial real estate industry except to the extent that such changes have a materially disproportionate adverse effect on the Company relative to other similarly situated participants in the business or industry and in the geographic region in which the Company operates, (E) any change in legal, political or regulatory conditions generally or in any geographic region in which the Company or any of its Subsidiaries operates, (F) the announcement of the execution of this Agreement or anticipation of the Merger or the transactions contemplated by this Agreement or the pendency thereof, (G) any events, circumstances, changes or effects arising from the taking of any action required by this Agreement or the failure to take any action prohibited by this Agreement, (H) acts of war, armed hostilities, sabotage or terrorism, or any escalation of any such acts of war, armed hostilities, sabotage or terrorism threatened or underway as of the date of this Agreement, except to the extent that such changes have a materially disproportionate adverse effect on the Company relative to other similarly situated participants in the business or industry and in the geographic region in which the Company operates, (I) changes in Law or GAAP or (J) earthquakes, hurricanes or other natural disasters, except to the extent such events have materially disproportionate adverse affect on the Company relative to other similarly situated participants in the industry or business and in the geographic region in which the Company operates. References in this Agreement to dollar amount thresholds shall not be deemed to be evidence of materiality or of a Company Material Adverse Effect.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise;

“Disclosure Schedule” means the disclosure schedule delivered by the Company to Parent concurrently with the execution of this Agreement for which the disclosure of any fact or item in any Section of such disclosure schedule shall, should the existence of such fact or item be relevant to any other section, be deemed to be disclosed with respect to that other Section so long as the relevance of such disclosure to such other Section is reasonably apparent from the nature of such disclosure. Nothing in the Disclosure Schedule is intended to broaden the scope of any representation or warranty of the Company made herein.

“Environmental Laws” means any applicable United States federal, state, local in existence on or before the date hereof relating to (i) releases or threatened releases of Hazardous Substances; (ii) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances; or (iii) pollution or protection of the environment, health, safety or natural resources.

“Governmental Authority” means any United States national, state, provincial, municipal or local government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body.

“Hazardous Substances” means (i) those substances defined in or regulated under the following United States federal statutes and their state counterparts, as each has been amended from time to time, and all regulations thereunder in effect prior to the date hereof, including the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, and the Clean Air Act; (ii) petroleum and petroleum products, including crude oil and any fractions thereof; (iii) polychlorinated biphenyls, asbestos and radon; and (iv) any other contaminant, substance, material or waste regulated by any Governmental Authority pursuant to any Environmental Law.

“Intellectual Property” means (i) United States and international patents, patent applications and invention registrations of any type, (ii) trademarks, service marks, trade dress, logos, trade names, corporate names and other source identifiers, and registrations and applications for registration thereof, (iii) copyrightable works, copyrights, and registrations and applications for registration thereof, and (iv) confidential and proprietary information, including trade secrets and know-how.

“knowledge of the Company” means the actual knowledge (after due inquiry reasonable under the circumstances) of those individuals listed on Exhibit B.

“knowledge of Parent” means the actual knowledge (after due inquiry reasonable under the circumstances) of those individuals listed on Exhibit C.

“Law” means any United States national, state, provincial, municipal or local statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order.

“Liens” means with respect to any asset (including any security), any mortgage, claim, lien, pledge, charge, security interest or encumbrance of any kind in respect to such asset.

“Operating Partnership Agreement” means that certain amended and restated agreement of limited partnership of the Operating Partnership, dated as of October 1, 2002, as amended.

“Parent Material Adverse Effect” means any event, circumstance, change or effect that would reasonably be expected to prevent, hinder or materially delay Parent or REIT Merger Sub from consummating the Merger or any of the other transactions contemplated by this Agreement.

“Permitted Liens” means (i) Liens for Taxes not yet delinquent and Liens for Taxes being contested in good faith and for which there are adequate reserves on the financial statements of the Company (if such reserves are required pursuant to GAAP); (ii) inchoate mechanics’ and materialmen’s Liens for construction in progress; (iii) inchoate workmen’s, repairmen’s, warehousemen’s and carriers’ Liens arising in the ordinary course of business of the Company or any Subsidiary; (iv) zoning restrictions, survey exceptions, utility easements, rights of way and similar Liens that are imposed by any Governmental Authority having jurisdiction thereon or otherwise are typical for the applicable property type and locality; (v) with respect to real property, any title exception, easement agreements and all other matters disclosed in any Company Title Insurance Policy provided or made available to Parent, Liens and obligations arising under the Material Contracts (including but not limited to any Lien securing mortgage debt disclosed in the Disclosure Schedule), the Company Leases and any other Lien or exception to title that does not interfere materially with the current use of such property (assuming its continued use in the manner in which it is currently used) or materially adversely affect the value or marketability of such property; (vi) matters that would be disclosed on current title reports or surveys that arise or have arisen in the ordinary course of business, that do not materially adversely affect the marketability of the applicable property and/or (vii) other Liens being contested in good faith in the ordinary course of business, that do not materially adversely affect the marketability of the applicable property and for which there are adequate reserves on the financial statements of the Company.

“person” or “Person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“subsidiary” or “subsidiaries” of the Company, Parent or any other person means a corporation, limited liability company, partnership, joint venture or other organization of which, in the case of any of the foregoing: (a) such party or any other subsidiary of such party is a general partner; (b) voting power to elect a majority of the board of directors or others performing similar functions with respect to such organization is held by such party or by any one or more of such party’s subsidiaries; or (c) at least 50% of the equity interests is controlled by such party.

“Superior Proposal” means an Acquisition Proposal (on its most recently amended and modified terms, if amended and modified) made by a third party with respect to at least 50% of the outstanding Company Common Shares or at least 50% of the Company’s assets, which the Company Board determines in its good faith judgment (after receiving the advice of an independent financial advisor of nationally recognized reputation) is more favorable to the holders of the Company Common Shares than the Merger and other transactions contemplated by this Agreement, after taking into account all of the terms and conditions of such Acquisition Proposal and such other factors as the Company Board deems relevant (including, without limitation, financing terms, any termination fee or expense reimbursement payable under this Agreement, any conditions to the consummation thereof, the likelihood of the Acquisition Proposal being consummated and the likely timing of consummating the Acquisition Proposal).

“Taxes” means any and all taxes, charges, fees, levies and other assessments, including income, gross receipts, excise, property, sales, withholding, social security, occupation, use, service, license, payroll, franchise, transfer and recording taxes, fees and charges, including estimated taxes, imposed by the United States or any taxing authority (domestic or foreign), whether computed on a separate, consolidated, unitary, combined or any other basis, and similar charges in the nature of a tax (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any government or taxing authority.

The following terms have the meaning set forth in the sections set forth below:

Defined Term	Location of Definition
2006 Balance Sheet	§ 4.08(c)
2006 Budget	§ 6.01(k)
Agreement	Preamble
Blue Sky Laws	§ 4.06(b)
Capital Expenditures	§ 6.01(k)
Cash Amount	§ 3.01(c)
CERCLA	§ 4.17(c)
Change in Recommendation	§ 7.04(c)
Claim	§ 7.06(a)
Closing	§ 2.04
Closing Date	§ 2.04
Code	§ 4.11(b)
Commitment Letters	§ 5.07
Commitments	§ 5.07
Company	Preamble
Company Board	Recitals
Company Board Recommendation	§ 4.22
Company Common Share Merger Consideration	§ 3.01(c)
Company Employee	§ 4.11(a)
Company Expenses	§ 9.03(e)
Company Intellectual Property	§ 4.15
Company Leases	§ 4.14(f)
Company Payment	§ 3.01(c)
Company Preferred Share Redemption Price	§ 3.01(d)
Company Property	§ 4.14(a)
Company Performance Units	§ 3.01(g)

Defined Term	Location of Definition
Company Share Options	§ 3.01(e)
Company Series A Preferred Shares	§ 3.01(d)
Company Stockholder Approval	§ 7.02
Company Stockholders’ Meeting	§ 7.02
Company Termination Fee	§ 9.03(d)
Company Title Insurance Policy	§ 4.14(d)
Confidentiality Agreement	§ 7.03(b)
Continuing Employees	§ 7.05(b)
Counterproposal	§ 7.04(c)
Delaware Merger Certificate	§ 2.03
DLLCA	Recitals
DRIP	§ 3.05
Drop Dead Date	§ 9.01(b)
DSOS	§ 2.03
Effective Time	§ 2.03
Encumbrances	§ 4.14(a)
Environmental Permits	§ 4.17(a)
ERISA	§ 4.11(a)
ERISA Affiliate	§ 4.11(a)
Exchange Act	§ 4.06(b)
Exchange Fund	§ 3.02(a)
Existing Units	§ 3.04
Expenses	§ 7.06(a)
Financing	§ 5.07
GAAP	§ 4.08(b)
Governmental Order	§ 9.01(c)
Ground Lease	§ 4.14(g)
Guarantee	Recitals
Guarantor	Recitals
HSR Act	§ 4.06(b)
Indemnified Parties	§ 7.06(a)
IRS	§ 4.11(a)
Material Company Leases	§ 4.14(f)
Material Contract	§ 4.18
Maximum Premium	§ 7.06(d)
Merger	Recitals
Merger Consideration	Recitals
MGCL	Recitals
Non-Qualified Account Plans	§ 7.05(d)
NYSE	§ 4.06(b)
Operating Partnership	Preamble
OP Partnership Agreement	§ 4.01(c)
Option Merger Consideration	§ 3.01(e)
Other Filings	§ 4.13

Defined Term	Location of Definition
Parent	Preamble
Parent Expenses	§ 9.03(e)
Parent Parties	Preamble
Parent Plan	§ 7.05(b)
Participation Agreements	§ 4.14(j)
Participation Interest	§ 4.14(j)
Participation Party	§ 4.14(j)
Paying Agent	§ 3.02(a)
Permits	§ 4.07(a)
Plans	§ 4.11(a)
Post-Signing Returns	§ 7.11(b)
Property Restrictions	§ 4.14(a)
Proxy Statement	§ 4.06(b)
Qualifying Income	§ 9.04(a)
Redemption	§ 3.01(d)
REIT	§ 4.16(b)
REIT Merger Sub	Preamble
Representatives	§ 7.04(a)
Restricted Shares	§ 3.01(f)
SDAT	§ 2.03
SEC	§ 4.06(b)
SEC Reports	§ 4.08(a)
Section 16	§ 7.05(c)
Securities Act	§ 4.06(b)
Stock Incentive Plan	§ 3.01(e)
Surviving Entity	§ 2.01
Surviving Entity Operating Agreement	§ 2.02
Tax Protection Agreements	§ 4.16(o)
Tax Returns	§ 4.16(a)
Termination Date	§ 9.01
Third Party	§ 4.14(h)
Transfer Taxes	§ 7.08

Section 1.02 Interpretation and Rules of Construction. In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(a) when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated;

(b) the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(c) whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation;”

(d) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(e) references to any statute, rule or regulation are to the statute, rule or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under the statute) and to any Section of any statute, rule or regulation include any successor to the section;

(f) all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;

(g) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

(h) references to a person are also to its successors and permitted assigns; and

(i) the use of “or” is not intended to be exclusive unless expressly indicated otherwise.

ARTICLE II

THE MERGER

Section 2.01 Merger. Subject to the terms and conditions of this Agreement, and in accordance with the DLLCA and the MGCL, at the Effective Time, REIT Merger Sub and the Company shall consummate the Merger pursuant to which (i) the Company shall be merged with and into REIT Merger Sub and the separate existence of the Company shall thereupon cease and (ii) REIT Merger Sub shall be the surviving entity in the Merger (the “Surviving Entity”). The Merger shall have the effects specified in Section 3-114 of the MGCL and Section 18-209(g) of the DLLCA.

Section 2.02 Operating Agreement. The operating agreement of REIT Merger Sub, as in effect immediately prior to the Effective Time shall be the operating agreement of the Surviving Entity until thereafter amended in accordance with the provisions thereof and as provided by Law (the “Surviving Entity Operating Agreement”).

Section 2.03 Effective Time. At the Closing, REIT Merger Sub and the Company shall duly execute and file the Articles of Merger with the State Department of Assessments and Taxation of Maryland (“SDAT”) in accordance with the MGCL and shall duly execute and file with the Secretary of State of Delaware (the “DSOS”) a certificate of merger (the “Delaware Merger Certificate”) in accordance with the DLLCA and shall make all other filings or recordings required under the MGCL or the DLLCA to effect the Merger. The Merger shall become effective upon the later of (A) such time as the Maryland Articles of Merger have been accepted for record by the SDAT and (B) such time as the Delaware Merger Certificate has been filed with the DSOS, or such later time which the parties hereto shall have agreed upon and designated in the Delaware Merger Certificate in accordance with the DLLCA and the Maryland Articles of Merger in accordance with the MGCL as the effective time of the Merger (the “Effective Time”).

Section 2.04 Closing. The closing of the Merger (the “Closing”) shall occur as promptly as practicable (but in no event later than the second (2nd) Business Day) after all of the conditions set forth in Article VIII (other than conditions which by their terms are required to be satisfied or waived at the Closing) shall have been satisfied or waived by the party entitled to the benefit of the same, and, subject to the foregoing, shall take place at such time and on a date to be specified by the parties (the “Closing Date”). The Closing shall take place at the offices of Morrison & Foerster LLP, 755 Page Mill Road, Palo Alto, CA, or at such other place as agreed to by the parties hereto.

Section 2.05 Managers of the Surviving Entity. The managers of REIT Merger Sub, if any, immediately prior to the Effective Time, shall be the managers of the Surviving Entity.

Section 2.06 Partnership Matters. The Surviving Entity shall be the general partner of the Operating Partnership following the Effective Time.

ARTICLE III

EFFECTS OF THE MERGER

Section 3.01 Effects on Shares and Membership Interests. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of Company Common Shares or holders of any membership interests in REIT Merger Sub:

(a) Each membership interest of REIT Merger Sub issued and outstanding immediately prior to the Effective Time shall remain as one issued and outstanding membership interest of the Surviving Entity.

(b) Each Company Common Share and Company Series A Preferred Share that is owned by any Subsidiary or by REIT Merger Sub shall, immediately prior to the Effective Time, automatically be canceled and retired and shall cease to exist, and no payment shall be made with respect thereto.

(c) Each Company Common Share issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 3.01(b)) shall automatically be converted into, and canceled in exchange for, the right to receive (i) an amount in cash to be paid by Parent equal to $26.00, (the “Cash Amount”) plus (ii) an amount in cash to be paid by the Company equal to $0.275 multiplied by the quotient obtained by dividing (x) the number of days between the last day of the last fiscal quarter for which full quarterly dividends on the Company Common Shares have been declared and paid and the Closing Date (including the Closing Date) by (y) the total number of days in the fiscal quarter during which the Closing Date occurs, without interest (the “Company Payment”, and together with the Cash Amount, the “Company Common Share Merger Consideration”).

(d) Immediately prior to the Effective Time, each share (other than shares to be cancelled in accordance with Section 3.01(b)) of the Company’s 7 3/4% Series A Convertible

Preferred Stock, par value $0.001 per share (the “Company Series A Preferred Shares”), issued and outstanding shall be redeemed in cash by the Company at the redemption price per share specified in the Articles Supplementary plus an amount in cash to be paid by the Company equal to $0.484375 multiplied by the quotient obtained by dividing (x) the number of days between the last day of the last fiscal quarter for which full quarterly dividends on the Company Series A Preferred Shares have been declared and paid and the Closing Date (including the Closing Date) by (y) the total number of days in the fiscal quarter during which the Closing Date occurs, without interest (the “Company Preferred Share Redemption Price”) in accordance with the Company Charter (the “Redemption”).

(e) Immediately prior to the Effective Time, by virtue of the Merger and without any action on the part of Parent, REIT Merger Sub, the Company or the holders of options to purchase Company Common Shares (“Company Share Options”) under the 1996 Amended and Restated Stock Incentive Plan (the “Stock Incentive Plan”), that is outstanding, unexercised and unexpired, shall be accelerated in full so that each such Company Share Option is fully vested and exercisable. In addition, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, REIT Merger Sub, the Company or the holders of Company Share Options, each Company Share Option (taking into account the vesting acceleration provided above) outstanding immediately prior to the Effective Time will be canceled and converted into the right to receive for each Company Common Share that would be received upon exercise of the Company Share Option as of immediately prior to Effective Time the positive result, if any, of (1) the Cash Amount minus (2) the exercise price required to be paid to acquire the corresponding Company Common Share (it being understood and agreed that such exercise price shall not actually be paid to the Company by the holder of a Company Share Option (the “Option Merger Consideration”). If the exercise price per share of any such Company Share Option is equal to or greater than the Cash Amount, such Company Share Option shall be canceled without any cash payment being made in respect thereof.

(f) Immediately prior to the Effective Time, by virtue of the Merger and without any action on part of Parent, REIT Merger Sub, the Company or the holders of restricted share awards (“Restricted Shares”) granted pursuant to the Stock Incentive Plan automatically shall become fully vested and free of any forfeiture restriction immediately prior to the Effective Time, and all such Company Common Shares shall be considered outstanding shares for all purposes of this Agreement, including receipt of the Company Common Share Merger Consideration.

(g) Immediately prior to the Effective Time, by virtue of the Merger and without any action on part of Parent, REIT Merger Sub, the Company or the holders of performance share units (“Company Performance Units”) granted pursuant to the Stock Incentive Plan (including any Company Performance Units previously and additionally credited after the grant date on account of dividend equivalents) automatically shall become fully vested and free of any forfeiture restriction immediately prior to the Effective Time, and shall be considered outstanding Company Common Shares for all purposes of this Agreement (other than the right to receive payments under Section 3.01(c) (ii)), including receipt of the Cash Amount.

(h) Prior to the Effective Time, the Company shall provide notice (subject to reasonable review by Parent) to each holder of Company Share Options, Restricted Shares and Company Performance Units describing the treatment of such equity awards in accordance with this Section 3.01.

Section 3.02 Exchange of Certificates; Paying Agent.

(a) Paying Agent. Prior to the Effective Time, Parent shall appoint a bank or trust company reasonably satisfactory to the Company to act as Exchange and Paying Agent (the “Paying Agent”) for the payment or exchange, as applicable, in accordance with this Article III of the Company Common Share Merger Consideration and the Option Merger Consideration (collectively, such cash and shares being referred to as the “Exchange Fund”). On or before the Effective Time, (i) Parent shall deposit with the Paying Agent the portion of the Company Common Share Merger Consideration payable by it pursuant to Section 3.01(c), the Option Merger Consideration, and (ii) the Company shall deposit with the Paying Agent the portion of the Company Common Share Merger Consideration payable by it pursuant to Section 3.01(c), for the benefit of the holders of Company Common Shares. The Parent shall cause the Paying Agent to make, and the Paying Agent shall make, payments of the Company Common Share Merger Consideration and the Option Merger Consideration out of the Exchange Fund in accordance with this Agreement and the Articles of Merger. The Exchange Fund shall not be used for any other purpose. Any and all interest earned on cash deposited in the Exchange Fund shall be paid to the Surviving Entity.

(b) Share Transfer Books. At the Effective Time, the share transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of the Company Common Shares or the Company Series A Preferred Shares. From and after the Effective Time, persons who held Company Common Shares or Company Series A Preferred Shares immediately prior to the Effective Time shall cease to have rights with respect to such shares, except as otherwise provided for herein. On or after the Effective Time, any Certificates of the Company presented to the Paying Agent, the Surviving Entity or the transfer agent for any reason shall be exchanged for the Company Common Share Merger Consideration, the Company Preferred Share Redemption Price, as applicable, with respect to the Company Common Shares or the Company Series A Preferred Shares formerly represented thereby.

(c) Exchange Procedures for Certificates. Promptly after the Effective Time (but in any event within five (5) Business Days), the Surviving Entity shall cause the Paying Agent to mail to each person who immediately prior to the Effective Time held Company Common Shares that were exchanged for the right to receive the Company Common Share Merger Consideration pursuant to Section 3.01: (i) a letter of transmittal (which shall specify that delivery of Certificates shall be effected, and risk of loss and title to the Certificates shall pass to the Paying Agent, only upon delivery of the Certificates to the Paying Agent, and which letter shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the holder’s Certificates in exchange for the Company Common Share Merger Consideration to which the holder thereof is entitled. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents reasonably satisfactory to the Company as may be appointed by Parent, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall receive in exchange therefor the Company Common Share Merger Consideration payable in respect of the Company Common Shares previously represented by such Certificate pursuant to the provisions of this Article III, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Shares that is not registered in the transfer records of the Company, payment may be made to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other Taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 3.02, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive, upon such surrender, the Company Common Share Merger Consideration as contemplated by this Section 3.02. No interest shall be paid or accrue on the Company Common Share Merger Consideration.

(d) No Further Ownership Rights in Company Common Shares, Company Series A Preferred Shares, Company Share Options or Share Transfers. As of the Effective Time, holders of Company Common Shares and Company Series A Preferred Shares shall cease to be, and shall have no rights as, stockholders of the Company other than the right to receive the Company Common Share Merger Consideration or the Company Preferred Share Redemption Price, as applicable, provided under this Article III. The Company Common Share Merger Consideration or the Company Preferred Share Redemption Price paid upon the surrender for exchange of Certificates representing Company Common Shares or surrender for redemption of Certificates representing Company Series A Preferred Shares, respectively, in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights and privileges pertaining to the Company Common Shares and Company Series A Preferred Shares exchanged or redeemed theretofore and represented by such Certificates. The Option Merger Consideration paid with respect to Company Share Options in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights and privileges pertaining to the canceled Company Share Options and on and after the Effective Time the holder of a Company Share Option shall have no further rights with respect to any Company Share Option, other than the right to receive the Option Merger Consideration as provided in Section 3.01(e).

(e) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Company Common Shares or Company Share Options for twelve (12) months after the Effective Time shall be delivered to the Surviving Entity and any holders of shares of Company Common Shares or Company Share Options prior to the Merger who have not theretofore complied with this Article III shall thereafter look only to the Surviving Entity for payment of the Company Common Share Merger Consideration or the Option Merger Consideration, as applicable.

(f) No Liability. None of Parent, REIT Merger Sub, the Surviving Entity, the Company, the Operating Partnership or the Paying Agent, or any employee, officer, director, agent or Affiliate thereof, shall be liable to any person in respect of the Company Common Share Merger Consideration or Option Merger Consideration, as applicable, if the Exchange Fund has been delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(g) Investment of Exchange Fund. The Paying Agent shall invest the cash included in the Exchange Fund, as directed by the Surviving Entity, on a daily basis. Any net profit resulting from, or interest or income produced by, such investments, shall be placed in the Exchange Fund. To the extent that there are losses with respect to such investments, or the Exchange Fund diminishes for other reasons below the level required to make prompt payments of the Company Common Share Merger Consideration or the Option Merger Consideration as contemplated hereby, Parent shall promptly replace or restore the portion of the Exchange Fund lost through investments or other events so as to ensure that the Exchange Fund is, at all times, maintained at a level sufficient to make such payment.

(h) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Entity or the Paying Agent, the posting by such person of a bond in such amount as the Surviving Entity or the Paying Agent reasonably may direct, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Company Common Share Merger Consideration payable in respect thereof pursuant to this Agreement.

Section 3.03 Withholding Rights. The Surviving Entity or the Paying Agent, as applicable, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Shares or Company Series A Preferred Shares or Company Share Options such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, and the rules and regulations promulgated thereunder, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Entity or the Paying Agent, as applicable, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Common Shares, Company Series A Preferred Shares or Company Share Options in respect of which such deduction and withholding was made by the Surviving Entity or the Paying Agent, as applicable.

Section 3.04 Partnership Distributions. Prior to the Closing Date, Operating Partnership shall declare a distribution with respect to each unit of limited partnership interest (the “Existing Units”) in an amount equal to the Company Payment, the record date for such distributions to be the close of business on the second business day prior to the Closing Date, the payment of which shall be contingent upon closing the Merger. Such distributions shall be paid on the Closing Date.

Section 3.05 Termination of DRIP. The Company shall take all actions necessary to terminate its Dividend Reinvestment and Share Purchase Plan (the “DRIP”), effective prior to the Effective Time, and ensure that no purchase or other rights under the DRIP enable the holder of such rights to acquire any interest in the Surviving Entity or any other Parent Party as a result of such purchase or the exercise of such rights at or after the Effective Time.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE

OPERATING PARTNERSHIP

Except as set forth in the Disclosure Schedule, the Company and the Operating Partnership hereby represent and warrant to Parent and REIT Merger Sub as follows:

Section 4.01 Organization and Qualification; Subsidiaries; Authority.

(a) Each of the Company, the Operating Partnership and each Subsidiary of the Company has been duly organized and is validly existing and in good standing under the laws of the jurisdiction of its organization. Each of the Company, the Operating Partnership and the Subsidiaries has the requisite corporate, limited partnership, limited liability company or similar power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power and authority would not, individually or in the aggregate, have a Company Material Adverse Effect. Each of the Company, the Operating Partnership and the Subsidiaries is duly qualified or licensed to do business, and is in good standing (to the extent applicable), in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, have a Company Material Adverse Effect.

(b) A correct and complete list of all of the Subsidiaries, together with the jurisdiction of organization of each Subsidiary, the percentage of the outstanding equity of each Subsidiary owned by the Company and each other Subsidiary, and any trusts of which the Company or any Subsidiary is a beneficiary is set forth in Section 4.01(b) of the Disclosure Schedule. The Company does not own, directly or indirectly, any shares of stock of, or other equity interest in, any other corporation, partnership, limited liability company, joint venture or other business association or entity and is not the beneficiary of any other trust or similar arrangement.

(c) The Company has previously provided or made available to Parent true and complete copies of the Company Charter of the Company, as amended, and Bylaws of the Company, as amended, the Amended and Restated Agreement of Limited Partnership of the Operating Partnership, as amended, (the “OP Partnership Agreement”) in each case as in effect on this date of this Agreement, and none of the Company, the Operating Partnership and any Company Subsidiary is in violation of any provision of its respective organizational documents.

Section 4.02 Organizational Documents. The Company Charter and the Company Bylaws, the Operating Partnership Agreement, the certificate of limited partnership of the Operating Partnership and the organizational documents of the Subsidiaries are in full force and effect. The Company is not in violation of the Company Charter or the Company Bylaws, the Operating Partnership is not in violation of the Operating Partnership Agreement or its certificate of limited partnership, and none of the Subsidiaries is in violation of any of the provisions of its certificate or articles of incorporation or bylaws or equivalent organizational documents, except, in each case, for such violations that would not, individually or in the aggregate, have a Company Material Adverse Effect.

Section 4.03 Capitalization.

(a) The authorized shares of stock of the Company consist of 187,500,000 Company Common Shares, of which, as of August 19, 2006, 32,257,066 were issued and outstanding, 12,000,000 shares of the Company Series A Preferred Shares, of which 3,740,277 were issued and outstanding as of August 19, 2006 and 500,000 shares of Series B Preferred Stock, none of which are outstanding as of August 19, 2006. As of August 19, 2006, 3,670,833 Company Common Shares remain reserved for issuance pursuant to the terms and conditions of the Stock Incentive Plan, including 2,093,556 Company Common Shares subject to issuance upon exercise of outstanding Company Share Options and 244,688 Company Common Shares subject to issuance in connection with Company Performance Units. As of August 19, 2006, an additional 2,998,488 Company Common Shares have been reserved for issuance upon the redemption of Existing Units under the Operating Partnership Agreement. As of the date of this Agreement, the Company had no Company Common Shares reserved for issuance or required to be reserved for issuance other than as described above. All such issued and outstanding shares of the Company are, and all shares subject to issuance as specified above, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable will be, when issued, duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights under any provisions of the MGCL, the Company Charter or the Company Bylaws.

(b) Except for the Company Share Options and Company Performance Units, the outstanding Company Series A Preferred Shares, the outstanding partnership units owned by limited partners of the Operating Partnership other than the Company, or as set forth in Section 4.03(b) of the Disclosure Schedule, there are no existing options, warrants, calls, subscription rights, convertible securities or other rights, agreements or commitments (contingent or otherwise) that obligate the Company to issue, transfer or sell any Company Common Shares or any investment that is convertible into or exercisable or exchangeable for any such shares. Section 4.03(b) of the Disclosure Schedule sets forth a list of the Company Share Options, the number of shares subject to each Company Share Option, the per share exercise price or purchase price for each Company Share Option, in each case, as of the date of this Agreement.

(c) There are no agreements or understandings to which the Company is a party with respect to the voting of any shares of common stock of the Company, nor does the Company have knowledge, as of the date of this Agreement, of any third party agreements or understandings with respect to the voting of any such shares.

(d) The Company is the sole general partner of the Operating Partnership and, as of the date hereof, owns, directly or through a wholly-owned subsidiary, 91.49% all of the outstanding units of partnership interest of the Operating Partnership. There are no existing options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments that obligate the Operating Partnership to issue, repurchase, redeem, transfer or sell any partnership interests of the Operating Partnership. The partnership interests in the Operating Partnership that are owned by the Company are subject only to the restrictions on transfer set forth in the Operating Partnership Agreement, and those imposed by applicable securities laws.

(e) Neither the Company nor any Company Subsidiary is under any obligation, contingent or otherwise, by reason of any agreement to register the offer and sale or resale of any of their securities under the Securities Act or to file a registration statement under the Securities Act in respect of any securities of the Company or any Company Subsidiary.

Section 4.04 Subsidiaries. All issued and outstanding shares or other equity interests of each Company Subsidiary (other than the Operating Partnership and any other Company Subsidiary that is a partnership) are duly authorized, validly issued, fully paid and nonassessable. All issued and outstanding shares or other equity interests of each Company Subsidiary, owned directly or indirectly by the Company, are free and clear of all liens, pledges, security interests, claims, call rights, options, rights of first refusal, rights of first offer, preemptive rights, agreements, limitations on the Company’s or any Company Subsidiary’s voting rights, charges or other encumbrances, other than restrictions and encumbrances imposed under the Securities Act or other applicable law.

Section 4.05 Authority Relative to this Agreement, Takeover Laws, Validity and Effect of Agreements.

(a) The Company has all necessary corporate power to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize the Merger or to consummate the transactions contemplated by this Agreement (other than, with respect to the Merger, (i) the approval and adoption of this Agreement and the Merger by the holders of shares entitled to cast at least a majority of the votes entitled to be cast on the matter, and (ii) the filing with, and acceptance for record by, the SDAT of the Articles of Merger). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of Parent and REIT Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles.

(b) The Operating Partnership has all necessary limited partnership power to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Operating Partnership and the consummation by the Operating Partnership of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary partnership action, and no other partnership proceedings on the part of the Operating Partnership are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by the Operating Partnership and, assuming the due authorization, execution and delivery by each of

Parent and REIT Merger Sub, constitutes a legal, valid and binding obligation of the Operating Partnership, enforceable against the Operating Partnership in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles.

Section 4.06 No Conflict; Required Filings and Consents.

(a) The execution and delivery by the Company, and the Operating Partnership of this Agreement do not, and the performance of their respective obligations hereunder and thereunder will not, (i) conflict with or violate (1) the Company Charter or the Company Bylaws, (2) the Operating Partnership Agreement or the certificate of limited partnership of the Operating Partnership, or (3) the certificate or articles of incorporation or bylaws or equivalent organizational documents of any Subsidiary, (ii) assuming that all consents, approvals, authorizations and other actions described in subsection (b) have been obtained and all filings and obligations described in subsection (b) have been made, conflict with or violate any Law applicable to the Company, the Operating Partnership or any Subsidiary or by which any property or asset of the Company, the Operating Partnership or any Subsidiary is bound, or (iii) result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien or other encumbrance on any property or asset of the Company, the Operating Partnership or any Subsidiary pursuant to, any Material Contract, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not have a Company Material Adverse Effect.

(b) The execution and delivery by the Company and the Operating Partnership of this Agreement does not, and the performance of their respective obligations hereunder and thereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for (A) applicable requirements, if any, of the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”), state securities or “blue sky” laws (“Blue Sky Laws”) and state takeover Laws, (B) the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (C) the filing with the Securities and Exchange Commission (the ”SEC”) of a proxy statement relating to the Merger to be sent to the Company’s stockholders (as amended or supplemented from time to time, the “Proxy Statement”), (D) any filings required under the rules and regulations of the New York Stock Exchange (the “NYSE”), and (E) the filing of the Articles of Merger with, and the acceptance for record thereof by, the SDAT and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not have a Company Material Adverse Effect.

Section 4.07 Permits; Compliance with Laws.

(a) Each of the Company, the Operating Partnership and the Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, consents, certificates, approvals and orders of any Governmental Authority necessary for each of the Company, the Operating Partnership or the Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (collectively, the “Permits”), and to the knowledge of the Company, all the Permits are valid and in full force and effect, except where the failure to obtain and maintain the Permits, or the suspension or cancellation of, any of the Permits would not, individually or in the aggregate, have a Company Material Adverse Effect. No suspension or cancellation of any Permits is pending or, to the knowledge of the Company, threatened, and no such suspension or cancellation will result from the transactions contemplated by this Agreement, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b) To the knowledge of the Company, none of the Company, the Operating Partnership nor any Subsidiary is in conflict with, or in default, breach or violation of, (i) any Laws applicable to the Company, the Operating Partnership or any other Subsidiary or by which any property or asset of the Company, the Operating Partnership or any other Subsidiary is bound, (ii) any Permit, or (iii) any Material Contract to which the Company, the Operating Partnership or any other Subsidiary is a party or by which the Company, the Operating Partnership or any other Subsidiary or any property or asset of the Company, the Operating Partnership or any other Subsidiary is bound, except in the case of clauses (i), (ii) and (iii) for any such conflicts, defaults, breaches or violations that would not, individually or in the aggregate, have a Company Material Adverse Effect or prevent or materially delay the consummation of the Merger.

Section 4.08 SEC Filings; Financial Statements; No Unknown Liabilities.

(a) The Company has filed all forms, reports and documents (including all exhibits) required to be filed by it with the SEC since January 1, 2005 (the “SEC Reports”). The SEC Reports, each as amended prior to the date hereof, (i) complied in all material respects as to form with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder, except where the failure to comply with such requirements would not have a Company Material Adverse Effect, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the SEC Reports was prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each fairly presented, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and its consolidated Subsidiaries or the Operating Partnership and its consolidated subsidiaries, as the case may be, as of the respective dates thereof and for the respective periods indicated therein except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments).

(c) Neither the Company nor any of the Subsidiaries has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) which would be required to be reflected, reserved for or disclosed in a consolidated balance sheet of the Company and its consolidated Subsidiaries, including the notes thereto, prepared in accordance with GAAP except (i) as reflected, reserved for or disclosed in the consolidated balance sheet of the Company and the consolidated Subsidiaries as at June 30, 2006, including the notes thereto (the “2006 Balance Sheet”), (ii) as incurred since June 30, 2006 in the ordinary course of business consistent with past practice, (iii) as incurred or to be incurred by the Company or any Subsidiary pursuant to, in connection with, or as a result of, the Merger and the other transactions contemplated by this Agreement, or (iv) as would not, or would not reasonably be expected to, have, individually or in the aggregate, a Company Material Adverse Effect.

(d) The management of the Company has (i) implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to the Company, including the consolidated Company Subsidiaries, is made known to the management of the Company, and (ii) has disclosed, based on its most recent evaluation, to the Company’s outside auditors and the audit committee of the Company Board (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial data and (B) any fraud or allegation of fraud whether or not material, that involves management or other employees who have a significant role in the Company’s or any of the Company’s Subsidiaries’ internal controls over financial reporting.

(e) The Company has not identified any material weaknesses in the design or operation of internal controls over financial reporting. To the knowledge of the Company, there is no reason to believe that its auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 when next due.

Section 4.09 Absence of Certain Changes or Events. Since June 30, 2006, prior to the date of this Agreement, there has not been any Company Material Adverse Effect.

Section 4.10 Absence of Litigation. As of the date hereof, except for claims, Actions, proceedings or investigations arising in the ordinary course of operations of the Company and its Subsidiaries, consistent with past practice, involving (A) collection matters or (B) personal injury or other tort litigation which are covered by insurance (subject to customary deductibles) or for which all material costs and liabilities arising therefrom are reimbursable pursuant to common area maintenance or similar agreements, there is no Action pending or, to the knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries or any of its or their respective properties or assets except as would not, individually or in the aggregate, have a Company Material Adverse Effect. None of the Company and its Subsidiaries is subject to any order, judgment, writ, injunction or decree, except as would not, individually or in the aggregate, have a Company Material Adverse Effect.

Section 4.11 Employee Benefit Plans.

(a) Section 4.11(a) of the Disclosure Schedule lists as of the date hereof, all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and all material bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all employment, termination, severance or other contracts or agreements to which the Company, any Subsidiary or ERISA Affiliate is a party, with respect to which the Company or any Subsidiary has any present or future obligation or which are maintained, contributed to or sponsored by the Company, any Subsidiary or ERISA Affiliate for the benefit of any employee, officer or director of the Company, any Subsidiary or ERISA Affiliate (each a “Company Employee”). All such plans, programs, arrangements and agreements (whether or not set forth in Schedule 4.11(a) of the Disclosure Schedule) are collectively referred to as “Plans.” For purposes hereof, an “ERISA Affiliate” includes any entity if it would have been considered a single employer with the Company under Section 4001(b) of ERISA or part of the same controlled group as the Company for purposes of Section 302(d)(8)(C) of ERISA. The Company has made available to Parent copies, which are correct and complete in all material respects, of the following: (i) the Plans, (ii) the most recent annual report (Form 5500) filed with the Internal Revenue Service (“IRS”), if any, (iii) the most recently received IRS determination or opinion letter, if any, relating to a Plan, and (iv) the most recently prepared actuarial report or financial statement, if any, relating to a Plan; (v) the most recent summary plan description for such Plans (or other descriptions of such Plans provided to employees); and (vi) all material correspondence with the Department of Labor and the Internal Revenue Service.

(b) Each Plan has been operated in all material respects in accordance with its terms and the requirements of all applicable Laws, including ERISA and the Internal Revenue Code of 1986, as amended (the “Code”), except for such non compliance that would not, individually or in the aggregate, have a Company Material Adverse Effect. No Action is pending or, to the knowledge of the Company, threatened with respect to any Plan (other than claims for benefits in the ordinary course) that would, individually or in the aggregate, have a Company Material Adverse Effect.

(c) Each Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has received a favorable determination letter from the IRS, or is entitled to rely on a favorable opinion letter issued by the IRS, and to the knowledge of the Company no fact or event has occurred since the date of such determination or opinion letter or letters from the IRS that could reasonably be expected to adversely affect the qualified status of any such Plan or the exempt status of any such trust that would, individually or in the aggregate, have a Company Material Adverse Effect.

(d) Each Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) has been operating since January 1, 2005 in good faith compliance with Section 409A of the Code. IRS Notice 2005-1 and Proposed Regulation Sections 1.409A-1 through 1.409A-6, inclusive. No Company Share Option granted under a Plan has (i) an exercise price that is less than the fair market value of the Company Common Shares as of the date such Company Share Option was granted or (ii) any feature for the deferral of compensation other than the deferral of recognition of income until the exercise of such Company Share Option.

(e) Neither the Company, any Subsidiary nor any ERISA Affiliate maintains or contributes to, and has not within the preceding six years maintained or contributed to, or had during such period the obligation to maintain or contribute to, nor does the Company, any

Subsidiary or any ERISA Affiliate have any unsatisfied obligation with respect to, any Plan subject to (i) Section 412 of the Code, (ii) Title IV of ERISA or (iii) any “multiple employer plan” within the meaning of the Code or ERISA.

(f) Full payment has been made, or otherwise properly accrued on the books and records of the Company, the Subsidiaries and any ERISA Affiliate, of all amounts that the Company, the Subsidiaries and any ERISA Affiliate are required under the terms of the Plans to have paid as contributions to such Plans on or prior to the date hereof (excluding any amounts not yet due) and the contribution requirements, on a prorated basis, for the current year have been made or otherwise properly accrued on the books and records of the Company, the Subsidiaries and any ERISA Affiliate through the Closing Date.

(g) Neither the Company, any Subsidiary, an ERISA Affiliate or to the knowledge of the Company any person appointed or otherwise designated to act on behalf of the Company, or an ERISA Affiliate, any Plan nor any other “disqualified person” or “party in interest” (as defined in Section 4975(e)(2) of the Code and Section 3(14) of ERISA, respectively) has engaged in any transactions, individually or in the aggregate, in connection with any Plan that is reasonably expected to result in the imposition of a material penalty pursuant to Section 502(i) of ERISA, material damages pursuant to Section 409 of ERISA or a material tax pursuant to Section 4975(a) of the Code.

(h) No Plan provides for medical, life insurance or other welfare plan benefits (other than under Section 4980B of the Code or state health continuation laws) to any Company Employee beyond retirement or other termination of service and all such plans have effectively reserved the right to amend or terminate such plans without participant consent.

(i) Neither the Company, any ERISA Affiliate nor any of the Subsidiaries is a party to any contract, or has communicated any intention to any Company Employee, to create any additional Plan or to modify any existing Plan, except as required by applicable Law.

(j) To the knowledge of the Company, no event has occurred and no condition exists with respect to any Plan that would subject the Company, ERISA Affiliate or any Subsidiary to any material Tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other applicable Laws.

(k) To the knowledge of the Company, each individual who renders services to the Company, ERISA Affiliate or any Subsidiary who is classified by the Company, ERISA Affiliate or any Subsidiary, as applicable, as having the status of an independent contractor or other non-employee status for any purpose (including for purposes of taxation and tax reporting and under the Plans) is properly so characterized.

(l) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event) (i) result in any payment becoming due, or increase the amount of any compensation due, to any Company Employee, (ii) increase any benefits otherwise payable under, or result in any other material obligation pursuant to, any Plan, (iii) result in the acceleration of the time of payment or vesting of any such compensation or benefits, (iv) result in a material non-exempt “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Code, or (v) result in the payment to, or the acceleration of any payment to, any Company Employee of any severance, termination, change of control or similar payments or benefits, whether or not such payments would constitute parachute payments within the meaning of Section 280G of the Code. Neither the Company nor any Subsidiary has any obligation to pay or otherwise reimburse any Person for any tax imposed under Section 4999 of the Code.

Section 4.12 Labor Matters.

(a) (i) Neither the Company nor any Subsidiary is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or any Subsidiary; (ii) neither the Company nor any Subsidiary has breached or otherwise failed to comply with any provision of any such agreement or contract, and there are no grievances outstanding against the Company or any Subsidiary under such agreement or contract; and (iii) there is not currently, nor has there been since January 1, 2005, any strike, slowdown, work stoppage, lockout, material grievance or arbitration or organizing activities by or with respect to any employees of the Company or any Subsidiary. The Company and each Subsidiary is in compliance with all applicable Laws and collective bargaining agreements with respect to employment and employment practices, terms and conditions of employment, wages and hours and occupational safety and health.

(b) There are no material proceedings pending or, to the knowledge of the Company, threatened against the Company or any of the Subsidiaries in any forum by or on behalf of any present or former employee of the Company or any of the Subsidiaries, any applicant for employment or classes of the foregoing alleging breach of any express or implied employment contract, violation of any Law governing employment or the termination thereof, or any other discriminatory, wrongful or tortious conduct on the part of the Company or any of the Subsidiaries in connection with the employment relationship.

Section 4.13 Information Supplied. The information relating to the Company and its Subsidiaries to be contained in the Proxy Statement or any other document to be filed with the SEC in connection herewith (the “Other Filings”) will not, in the case of the Proxy Statement, at the date it is first mailed to the Company’s stockholders or at the time of the Company Stockholders’ Meeting or at the time of any amendment or supplement thereof, or, in the case of any Other Filing, at the date it is first mailed to the Company’s stockholders or at the date it is first filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by the Company or the Operating Partnership with respect to statements made or incorporated by reference therein based on information supplied by Parent or REIT Merger Sub in connection with the preparation of the Proxy Statement or the Other Filings for inclusion or incorporation by reference therein. The Proxy Statement and the Other Filings that are required to be filed by the Company in connection with the Merger or the other transactions contemplated by this Agreement will comply as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

Section 4.14 Property and Leases.

(a) Section 4.14(a) of the Disclosure Schedule sets forth a correct and complete list and address of all real property interests owned or held by the Company and the Subsidiaries as of the date of this Agreement, including fee interests, ground leasehold interests and mortgage loans held as lender (all such real property interests, together with all buildings, structures and other improvements and fixtures located on or under such real property and all easements, rights and other appurtenances to such real property, are individually referred to herein as “Company Property” and collectively referred to herein as the “Company Properties”). As of the date hereof, each of the Company Properties is owned or leased by the Operating Partnership or other Subsidiaries of the Company, as indicated in Section 4.14(a) of the Disclosure Schedule. As of the date hereof, the Operating Partnership or other Subsidiaries of the Company own or, if so indicated in Section 4.14(a) of the Disclosure Schedule, lease each of the Company Properties, in each case, free and clear of any Liens, title defects, covenants or reservations of interests in title (collectively, “Property Restrictions”), except for (i) Permitted Liens, (ii) Property Restrictions imposed or promulgated by Law or by any Governmental Authority which are customary and typical for similar properties, (iii) Property Restrictions which do not materially adversely affect the current use of such property and (iv) Property Restrictions disclosed on existing title reports or existing surveys or which would be shown on current title reports or current surveys and (v) mechanics’, carriers’, workmen’s, repairmen’s liens and other encumbrances (“Encumbrances”), except in the case of clauses (i) through (v) above as would not have or would reasonably be expected not to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) The Company has no knowledge (i) of written notice that any certificate, permit or license from any Governmental Authority having jurisdiction over any of the Company Properties or any agreement, easement or other right of an unlimited duration that is necessary to permit the lawful use and operation of the buildings and improvements on any of the Company Properties or that is necessary to permit the lawful use and operation of all utilities, parking areas, detention ponds, driveways, roads and other means of egress and ingress to and from any of the Company Properties is not in full force and effect, except for such failures to have in full force and effect that would not have a Company Material Adverse Effect, or of any pending written threat of modification or cancellation of any of same, that would have a Company Material Adverse Effect; or (ii) of written notice of any uncured violation of any Laws affecting any of the Company Properties or operations which would reasonably be expected to have a Company Material Adverse Effect.

(c) Section 4.14(c) of the Disclosure Schedule sets forth a correct and complete list, as of the date hereof, of all agreements for the pending acquisition, sale, option to sell, right of first refusal, right of first offer or any other contractual right to sell, dispose of, or lease (by merger, purchase or sale of assets or stock or otherwise) any personal property valued at $1,000,000 or more. The Company and each of its Subsidiaries have good and sufficient title to all the material personal and non-real properties and assets reflected in their books and records as being owned by them, free and clear of all Liens, except for Permitted Liens and other matters that do not interfere materially with the current use of such property.

(d) Policies of title insurance (each a “Company Title Insurance Policy”) have been issued insuring, as of the effective date of each such Company Title Insurance Policy, the Operating Partnership’s or the other applicable Subsidiary’s (or the applicable predecessor’s or acquiror’s) title to or leasehold interest in the Company Properties, subject to the matters disclosed on the Company Title Insurance Policies and Permitted Liens. A copy of each Company Title Insurance Policy, which is correct and complete in all material respects as of the date of such Company Title Insurance Policy, has been previously made available to Parent.

(e) To the Company’s knowledge, as of the date hereof, neither the Company nor any of the Subsidiaries has received any written notice to the effect that any condemnation or rezoning proceedings are pending with respect to any of the Company Properties that would, individually or in the aggregate, have a Company Material Adverse Effect.

(f) The rent rolls for the Company Properties dated as of July 20, 2006 which have previously been made available to Parent, list each lease or other right of occupancy that were in effect as of July 19, 2006 and to which the Operating Partnership or other Subsidiaries are parties as landlords with respect to each of the applicable Company Properties (except for discrepancies or omissions that would not, individually or in the aggregate, have a Company Material Adverse Effect) (such leases, together with all amendments, modifications, supplements, renewals, extensions and guarantees related thereto, the “Company Leases”). The Company has made available to Parent copies of all Company Leases that relate to in excess of 25,000 square feet of net rentable area (the “Material Company Leases”), in effect as of the date hereof, which copies are correct and complete in all material respects as of the respective dates of such leases. Neither the Operating Partnership nor any other Subsidiary has received written notice that it is in default under any Material Company Lease, except for violations or defaults that have been cured or are disclosed in the rent rolls or that would not, individually or in the aggregate, have a Company Material Adverse Effect. No tenant under a Material Company Lease is in monetary or, to the knowledge of the Company, material non-monetary default under such Material Company Lease.

(g) Section 4.14(g) of the Disclosure Schedule sets forth a correct and complete list as of the date of this Agreement of each ground lease pursuant to which the partnership or any other Subsidiary is a lessee (individually, a “Ground Lease” and collectively, “Ground Leases”). Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, to the knowledge of the Company, each Ground Lease is in full force and effect and neither the Operating Partnership nor any other Subsidiary has received a written notice that it is in default under any Ground Lease which remains uncured. The Company has made available to Parent copies of each Ground Lease and all amendments thereto, which copies are correct and complete in all material respects.

(h) Except contemplated by, or provided in, the Company Leases, as of the date hereof, neither the Operating Partnership nor any other Subsidiary has granted any unexpired option agreements or rights of first refusal with respect to the purchase of a Company Property or any portion thereof or any other unexpired rights in favor of any party other than the Company or any Subsidiary (a “Third Party”) to purchase or otherwise acquire a Company Property or any portion thereof or entered into any contract for sale, ground lease or letter of intent to sell or ground lease any Company Property of any portion thereof.

(i) To the knowledge of the Company, the Company has provided or made available to Parent all agreements pursuant to which the Company or any Subsidiary manages any real property for any Third Party, which agreements were correct and complete in all material respects.

(j) Neither the Company nor any of its Subsidiaries has entered into any contract or agreement (collectively, the “Participation Agreements”) with any Third Party or any employee, consultant, Affiliate or other person (the “Participation Party”) that provides for a right of such Participation Party to participate, invest, join, partner, or have any interest in whatsoever (whether characterized as a contingent fee, profits interest, equity interest or otherwise) or have the right to any of the foregoing in any proposed or anticipated investment opportunity, joint venture, partnership or any other current or future transaction or property in which the Company or any Subsidiary has or will have an interest, including but not limited to those transactions or properties identified, sourced, produced or developed by such Participation Party (a “Participation Interest”).

(k) Neither the Company nor any Company Subsidiary is a foreign person within the meaning of Section 1445(f)(3) of the Code.

Section 4.15 Intellectual Property. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, (a) to the knowledge of the Company, the conduct of the business of the Company and the Subsidiaries as currently conducted does not infringe the Intellectual Property rights of any Third Party and (b) with respect to Intellectual Property owned by or licensed to the Company or any Subsidiary that is material to the conduct of the business of the Company and the Subsidiaries, taken as a whole, as currently conducted or as currently contemplated to be conducted (“Company Intellectual Property”), the Company or such Subsidiary has the right to use such Intellectual Property in the continued operation of its business as currently conducted.

Section 4.16 Taxes.

(a) Each of the Company and its Subsidiaries (i) has timely filed (or had filed on their behalf) all material Tax Returns, as defined below, required to be filed by any of them (after giving effect to any filing extension granted by a Governmental Authority) and (ii) has paid (or had paid on their behalf) or will timely pay all material Taxes shown as due on such Tax Returns), other than such payments as are being contested in good faith by appropriate proceedings, and such Tax Returns are true, correct and complete in all material respects. The most recent financial statements contained in the SEC Reports reflect an adequate reserve (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) for all material Taxes payable by the Company and its Subsidiaries for all taxable periods and portions thereof through the date of such financial statements. Copies of all federal Tax Returns for the Company, the Operating Partnership and Glenborough Development Inc. with respect to the taxable years commencing on or after January 2002 have been made available to representatives of Parent. Neither the Company nor any of its Subsidiaries has executed or filed with the IRS or any other taxing authority any agreement, waiver or other document or arrangement extending the period for assessment or collection of material Taxes (including, but not limited to, any applicable statute of limitation), and no power of attorney with respect to any Tax matter is currently in force with respect to the Company or any of its Subsidiaries. As used here, the term “Tax Returns” means all reports, returns, declarations, statements or other information required to be supplied to a taxing authority in connection with Taxes.

(b) The Company, (i) for all taxable years commencing with the Company’s taxable year ended December 31, 1998 through December 31, 2005, has been subject to taxation as a real estate investment trust (a “REIT”) within the meaning of Section 856 of the Code and has satisfied all requirements to quality as a REIT for such years, (ii) has operated since December 31, 2005 to the date hereof in a manner that will permit it to qualify as a REIT for the taxable year that includes the date hereof, and (iii) intends to continue to operate in such a manner as to permit it to continue to qualify as a REIT for the taxable year of the Company that will end with the Merger (and if the Merger is not consummated prior to January 1, 2007, for the taxable year that will end on December 31, 2006). No challenge to the Company’s status as a REIT is pending or has been threatened in writing. No Subsidiary is a corporation for U.S. federal income tax purposes, other than a corporation that qualifies as a “qualified REIT subsidiary,” within the meaning of Section 856(i)(2) of the Code, or as a “taxable REIT subsidiary,” within the meaning of Section 856(1) of the Code.

(c) Each Subsidiary that is a partnership, joint venture, or limited liability company has been since its formation treated for U.S. federal income tax purposes as a partnership or disregarded entity, as the case may be, and not as a corporation or an association taxable as a corporation.

(d) Section 4.16(d) of the Disclosure Schedule lists each asset the disposition of which would be subject to rules similar to Section 1374 of the Code and the amount of built-in gain (within the meaning of Section 1347(d) of the Code) on each such asset.

(e) Since January 1, 2002, neither the Company nor any Subsidiary has recognized taxable gain or loss from the disposition of any property transferred or received in an exchange that was reported as a “like kind exchange” under Section 1031 of the Code, except to the extent of any gain that was required to be recognized under Section 1031(b) of the Code and that was timely reported on the Tax Returns of the Company, and since January 1, 2005 through the date hereof, neither the Company nor any Subsidiary has recognized taxable gain or loss from the disposition of any property transferred or received in an exchange that was reported as a “like kind exchange” under Section 1031 of the Code, except as is listed on Section 4.16(e) of the Disclosure Schedule.

(f) Since January 1, 2002, the Company has not incurred any liability for material excise taxes under sections 857(b), 860(c) or 4981 of the Code which have not been previously paid. Neither the Company nor any Subsidiary (other than a “taxable REIT subsidiary” or any subsidiary of a “taxable REIT subsidiary”) has engaged at any time in any “prohibited transactions” within the meaning of Section 857(b)(6) of the Code. Neither the Company nor any Subsidiary has engaged in any transaction that would give rise to “redetermined rents, redetermined deductions and excess interest” described in Section 857(b)(7) of the Code.

(g) All material deficiencies asserted or assessments made with respect to the Company or any Subsidiary as a result of any examinations by the IRS or any other taxing authority of the Tax Returns of or covering or including the Company or any Subsidiary have been fully paid or are being contested in good faith and are disclosed on Section 4.16(g) of the Disclosure Schedule, and, to the knowledge of the Company, there are no other audits, examinations or other proceedings relating to any Taxes of the Company or any Subsidiary by any taxing authority in progress. Neither the Company nor any Subsidiary has received any written notice from any taxing authority that it intends to conduct such an audit, examination or other proceeding in respect to Taxes or make any assessment for Taxes. Neither the Company nor any Subsidiary is a party to any litigation or pending litigation or administrative proceeding relating to Taxes (other than litigation dealing with appeals of property tax valuations or litigation set forth in the SEC Reports).

(h) The Company and its Subsidiaries have complied, in all material respects, with all applicable laws, rules and regulations relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, and 3402 of the Code or similar provisions under any foreign laws) and have duly and timely withheld and have paid over to the appropriate taxing authorities all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.

(i) To the knowledge of the Company, no claim has been made in writing by a taxing authority in a jurisdiction where the Company or any Subsidiary does not file Tax Returns that the Company or any such Subsidiary is or may be subject to taxation by that jurisdiction.

(j) Neither the Company nor any other Person on behalf of the Company or any Subsidiary has requested any extension of time within which to file any material Tax Return, which material Tax Return has not yet been filed.

(k) Neither the Company nor any Subsidiary is a party to any Tax sharing or similar agreement or arrangement other than any agreement or arrangement solely between the Company and any Subsidiary, pursuant to which it will have any obligation to make any payments after the Closing.

(l) Neither the Company nor any Subsidiary has requested a private letter ruling from the IRS or comparable rulings from other taxing authorities.

(m) Neither the Company nor any Subsidiary has any liability for the Taxes of another person other than the Company and the Subsidiaries under Treasury regulation 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor or by contract.

(n) There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company or any Subsidiary.

(o) Section 4.16(o) of the Disclosure Schedule lists each of the Tax Protection Agreements currently in force and, to the knowledge of the Company, there has been no breach of any such Tax Protection Agreement.

As used herein, “Tax Protection Agreements” shall mean any written or oral agreement to which the Company or any Subsidiary is a party pursuant to which: (a) any liability to holders of Existing Units relating to Taxes may arise, whether or not as a result of the consummation of the transactions contemplated by this Agreement; (b) in connection with the deferral of income Taxes of a holder of Existing Units, the Company or the Subsidiaries have agreed to (i) maintain a minimum level of debt or continue a particular debt, (ii) retain or not dispose of assets for a period of time that has not since expired, (iii) make or refrain from making Tax elections, and/or (iv) only dispose of assets in a particular manner.

(p) Neither the Company nor any of its Subsidiaries is a party to any understanding or arrangement described in Section 6662(d)(2)(C)(ii) or Treasury Regulations Section 1.6011-4(b) or is a material advisor as defined in Section 6111(b) of the Code.

(q) Neither the Company nor any of its Subsidiaries has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law).

(r) Neither the Company nor any Company Subsidiary has made or is obligated to make any payment that would not be deductible pursuant to Section 162(m) or Section 280G of the Code.

(s) As of the date hereof, the Company does not have any earnings and profits attributable to any non-REIT year of the Company or any other corporation within the meaning of Section 857 of the Code and the Treasury Regulations thereunder.

(t) The Company expects that the Company’s dividends paid deduction for the taxable year ending on the Closing Date will equal or exceed the sum of (i) the amount determined under Code Section 857(a)(1), but computed with the modifications described in the next sentence, and (ii) the Company’s net capital gain for such taxable year. The amount described under clause (i) shall be computed by substituting “100%” for “90%” in each place it appears in Code Section 857(a)(1).

Section 4.17 Environmental Matters. Except as set forth in the environmental reports previously provided to the Parent Parties, or as would not, individually or in the aggregate, have a Company Material Adverse Effect:

(a) to the knowledge of the Company, the Company and the Subsidiaries (i) are in compliance with all Environmental Laws, (ii) hold all permits, approvals, identification numbers, licenses and other authorizations required under any Environmental Law to own or operate their assets as currently owned and operated (“Environmental Permits”) and (iii) are in compliance with their respective Environmental Permits;

(b) neither the Company nor any Subsidiary has released, stored or transported, and to the knowledge of the Company, no other person has released, stored or transported, Hazardous Substances on or from any real property owned, leased or operated by the Company or the Subsidiaries;

(c) neither the Company nor any Subsidiary has received any written notice alleging that the Company or any Subsidiary may be in violation of, or liable under, or a potentially responsible party pursuant to, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (“CERCLA”) or any other Environmental Law relating to any currently owned property or any previously owned property that has not been resolved without further material liability to the Company, and to the knowledge of the Company, there is no basis for any such notice or claim; and

(d) neither the Company nor any Subsidiary (i) has entered into or agreed to any consent decree or order or is a party to any judgment, decree or judicial order relating to compliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Substances and, to the knowledge of the Company, no investigation, litigation or other proceeding is pending or threatened in writing with respect thereto or (ii) has assumed, by contract or operation of law, any liability under any Environmental Law or relating to any Hazardous Substances, is an indemnitor in connection with any threatened or asserted claim by any third-party indemnitee for any liability under any Environmental Law or relating to any Hazardous Substances.

(e) Notwithstanding any other provision of this Agreement, this Section 4.17 sets forth the Company’s sole and exclusive representations and warranties with respect to Hazardous Substances, Environmental Laws or other environmental matters.

Section 4.18 Material Contracts.

Except as filed as exhibits to the SEC Reports filed prior to the date of this Agreement, none of the Company or any Subsidiary is a party to or bound by any contract that, as of the date hereof:

(i) is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Securities Act);

(ii) calls for aggregate payments by the Company or any Subsidiaries under such contract of more than $5,000,000 over the remaining term of such contract;

(iii) calls for annual aggregate payments by the Company or any Subsidiaries under such contract of more than $1,000,000 over the remaining term of such contract;

(iv) contains any non-compete or exclusivity provisions with respect to any line of business or geographic area with respect to the Company or any Subsidiary, or that restricts the conduct of any line of business by the Company or any Subsidiary or any geographic area in which the Company or any Subsidiary may conduct business, in each case in respect material to the business of the Company and the Subsidiaries, taken as a whole;

(v) creates any material partnership, limited liability company agreement, joint venture or other similar agreement entered into with any Third Party;

(vi) provides for the purchase, sale or exchange of, or option to purchase, sell or exchange any Company Property or any asset that if purchased by the Company or any Subsidiary would be a Company Property;

(vii) is a contract or agreement pursuant to which the Company or any Subsidiary agrees to indemnify or hold harmless any director or executive officer of the Company or any Subsidiary (other than the organizational documents for the Company or the Subsidiaries);

(viii) is a loan agreement, guaranty, letter of credit, indenture, note, bond, debenture, mortgage or any other document, agreement or instrument evidencing a capitalized leased obligation or other indebtedness of, for the benefit of, or payable to the Company or any Subsidiary or any guaranty thereof in excess of $5,000,000; or

(ix) is an interest rate cap, interest rate collar, interest rate swap, currency hedging transaction or any other similar agreement to which the Company or any Subsidiary is a party.

Each contract of the type described in this Section 4.18, whether or not set forth in Section 4.18 of the Disclosure Schedule, is referred to herein as a “Material Contract.” Notwithstanding anything above, “Material Contract” shall not include any contract that (1) is terminable upon a 30-days notice without penalty or premium, (2) will be fully performed or satisfied at or prior to Closing, or (3) is a Company Lease.

Section 4.19 Brokers. No broker, finder or investment banker (other than Goldman, Sachs & Co.) is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of the Company.

Section 4.20 Opinion of Financial Advisor. The Company has received an opinion of Goldman, Sachs & Co. to the effect that the Merger Consideration to be received by the holders of Company Common Shares is fair to the holders of Company Common Shares from a financial point of view. A copy of such opinion shall be delivered to Parent promptly after the date hereof.

Section 4.21 Insurance. Section 4.21 of the Disclosure Schedule sets forth as of the date hereof, a correct and complete list of the insurance policies, other than the Company Title Insurance Policies, held by, or for the benefit of, the Company or any of its Subsidiaries, including the underwriter of such policies and the amount of coverage thereunder. The Company and each of its Subsidiaries have paid, or caused to be paid, all premiums due under such policies and have not received written notice that they are in default with respect to any obligations under such policies other than as would not have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any Subsidiary has received as of the date hereof, any written notice of cancellation or termination with respect to any existing insurance policy set forth in Section 4.21 of the Disclosure Schedule that is held by, or for the benefit of, any of the Company or any of its Subsidiaries, other than as would not have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.22 Board Approval. The Company Board, by resolutions duly adopted at meetings duly called and held, have duly (a) determined that the Merger is fair to and in the best interests of the Company and its stockholders, (b) approved this Agreement and the Merger and declared that the Merger is advisable, and (c) recommended that the stockholders of the Company approve this Agreement and the Merger and directed that this Agreement and the Merger be submitted for consideration by the Company’s stockholders at the Company Stockholders’ Meeting (collectively, the “Company Board Recommendation”).

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND REIT MERGER SUB

Parent and REIT Merger Sub, hereby jointly and severally represent and warrant to the Company as follows:

Section 5.01 Corporate Organization.

(a) Parent is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware. The certificate of formation of Parent is in effect and no dissolution, revocation or forfeiture proceedings regarding Parent have been commenced. Parent is in good standing under the Laws of any other jurisdiction in which the character of the properties owned, leased or operated by it therein or in which the transaction of its business makes such qualification or licensing necessary. Parent has all requisite power and authority to own, lease and operate its properties and to carry on its businesses as now conducted and proposed by Parent to be conducted.

(b) REIT Merger Sub is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware. The certificate of formation and the operating agreement of REIT Merger Sub are in effect and no dissolution, revocation or forfeiture proceedings regarding REIT Merger Sub have been commenced. REIT Merger Sub is in good standing under the Laws of any other jurisdiction in which the character of the properties owned, leased or operated by it therein or in which the transaction of its business makes such qualification or licensing necessary. REIT Merger Sub has all requisite power and authority to own, lease and operate its properties and to carry on its businesses as now conducted and proposed by it to be conducted. All the issued and outstanding membership interests of REIT Merger Sub are owned of record and beneficially by Parent.

Section 5.02 No Prior Activities. REIT Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has not conducted any activities other than in connection with its organization, the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby and thereby. REIT Merger Sub has no subsidiaries.

Section 5.03 Corporate Organization.

(a) Each of Parent and REIT Merger Sub has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. No other proceedings on the part of Parent, REIT Merger Sub, or any of their respective subsidiaries, are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Parent and REIT Merger Sub, assuming due authorization, execution and delivery hereof by each of the Company and the Operating Partnership, each constitutes a legal, valid and binding obligation of each of Parent and REIT Merger Sub, enforceable against each of Parent and REIT Merger Sub, in accordance with and subject to its terms and conditions, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles.

(b) Parent has duly and validly authorized the execution and delivery of this Agreement and approved the consummation of the Merger, and taken all corporate actions required to be taken by Parent for the consummation of the Merger.

(c) The sole member of REIT Merger Sub has duly and validly authorized the execution and delivery of this Agreement in its capacity as the sole member of REIT Merger Sub, has approved the consummation of the Merger, and all corporate or similar actions required to be taken by the sole member of REIT Merger Sub and any other Person for the consummation of the Merger has been taken.

Section 5.04 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by Parent and REIT Merger Sub do not, and the performance of Parent and REIT Merger Sub’s obligations hereunder will not, (i) conflict with or violate the certificate of formation of Parent, or the certificate of formation of REIT Merger Sub, (ii) assuming that all consents, approvals, authorizations and other actions described in subsection (b) have been obtained and all filings and obligations described in subsection (b) have been made, conflict with or violate any Law applicable to Parent or REIT Merger Sub, or by which any of its properties or assets is bound, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien or other encumbrance on any of its properties or assets pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which it is a party or by which it or any of its properties or assets is bound, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not prevent or delay consummation of the Merger or otherwise prevent it from performing its obligations under this Agreement.

(b) The execution and delivery of this Agreement by Parent or REIT Merger Sub do not, and the performance of Parent or REIT Merger Sub’s obligations hereunder and thereunder will not, require any consent, approval, authorization or permit of, or filing with, or notification to, any Governmental Authority, except (i) for (A) applicable requirements, if any, of the Exchange Act, Blue Sky Laws and state takeover Laws, (B) the pre-merger notification requirements of the HSR Act, and (C) the filing with the SEC of the Proxy Statement, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of the Merger, or otherwise prevent Parent from performing its obligations under this Agreement.

Section 5.05 Information Supplied. None of the information supplied by Parent or REIT Merger Sub or any affiliate of Parent for inclusion or incorporation by reference in the Proxy Statement or the Other Filings will, in the case of the Proxy Statement, at the date it is first mailed to the Company’s stockholders or at the time of the Company Stockholders’ Meeting or at the time of any amendment or supplement thereof, or, in the case of any Other Filing, at the date it is first mailed to the Company’s stockholders or, at the date it is first filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. No representation is made by Parent with respect to statements made or incorporated by reference therein based on information supplied by the Company in connection with the preparation of the Proxy Statement or the Other Filings for inclusion or incorporation by reference therein. All Other Filings that are filed by Parent or Merger Sub will comply as to form in all material respects with the requirements of the Exchange Act.

Section 5.06 Absence of Litigation. As of the date of this Agreement, there is no Action pending or, to the knowledge of Parent, threatened, against Parent or any of its Subsidiaries before any Governmental Authority that would or seeks a result that could have a Parent Material Adverse Effect. As of the date of this Agreement, none of REIT Merger Sub or Parent, or any of their affiliates is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of Parent, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority that would or seeks a result that could have a Parent Material Adverse Effect.

Section 5.07 Financing. Parent has binding commitments (the “Commitments”), correct and complete copies of which have been furnished to the Company (the “Commitment Letters”), from (a) MS Real Estate Funding, L.P. agreeing to provide up to $325,000,000 in funds and (b) German American Capital Corporation to enable it to borrow up to $1,250,000,000 in funds (collectively, the “Financing”). On the Closing Date, Parent will have available to it sufficient funds to permit Parent and REIT Merger Sub to pay the Merger Consideration and to consummate all the transactions contemplated by this Agreement, including the payment of all related expenses. As of the date hereof, each of the Commitments, in the form so delivered, is a legal, valid and binding obligation of Parent and, to the knowledge of Parent, the other parties thereto and is in full force and effect. There are no conditions precedent or other contingencies related to the funding of the full amount of the Financing, other than as set forth in the Commitment Letters. As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent or REIT Merger Sub under any term or condition of any of the Commitments. As of the date hereof, neither Parent nor REIT Merger Sub has (x) any reason to believe that Parent or REIT Merger Sub will be unable to satisfy on a timely basis any term or condition of closing to be satisfied by it contained in any of the Commitments or (y) any knowledge of any facts or circumstances that are reasonably likely to result in the funding contemplated by the Commitments not being made available to Parent on a timely basis in order to consummate the Merger and the other transactions contemplated by this Agreement. Parent or REIT Merger Sub have fully paid any and all commitment fees or other fees required by the Commitments to be paid on or before the date of this Agreement.

Section 5.08 Guarantee. Concurrently with the execution of this Agreement, Parent has delivered to the Company the Guarantee in the forms attached as Exhibit A to this Agreement.

Section 5.09 No Ownership of Company Capital Stock. Neither Parent nor any of its subsidiaries, including REIT Merger Sub, own any Company Common Shares or other securities of the Company or any of its Subsidiaries.

Section 5.10 Other Agreements or Understandings. Parent has disclosed to the Company all contracts, arrangements or understandings (and, with respect to those that are written, Parent has furnished to the Company correct and complete copies thereof) between or among Parent and REIT Merger Sub, or any affiliate of Parent, on the one hand, and any member of the management of the Company or any person that owns 5% or more of the Shares or of the outstanding capital stock of the Company, on the other hand.

Section 5.11 Brokers. No broker, finder or investment banker (other than Morgan Stanley & Co. Incorporated) is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent, REIT Merger Sub or any of their Subsidiaries.

ARTICLE VI

CONDUCT OF BUSINESS PENDING THE MERGER

Section 6.01 Conduct of Business by the Company Pending the Merger. The Company agrees that, between the date of this Agreement and the Effective Time, except as required by this Agreement or as contemplated on Section 6.01 of the Disclosure Schedule and except with the prior written consent of Parent, which consent shall not be unreasonably withheld or delayed, the businesses of the Company and the Subsidiaries shall be conducted in, and the Company and the Subsidiaries shall not take any action except, in the ordinary course of business consistent with past practice; and the Company shall use its commercially reasonable efforts to preserve substantially intact the business organization of the Company and the Subsidiaries, to keep available the services of the current officers and key employees of the Company and the Subsidiaries and to preserve the current relationships of the Company and the Subsidiaries with lessees and other persons with which the Company or any Subsidiary has significant business relations. Except as required by this Agreement, actions taken at the request of the Parent, any actions taken consistent with Section 7.12 and Section 7.13 hereof or as set forth on Section 6.01 of the Disclosure Schedule, neither the Company nor any Subsidiary shall, between the date of this Agreement and the Effective Time, do any of the following without the prior written consent of Parent, which consent shall not be unreasonably withheld; provided, however, that consent of Parent shall be deemed to have been given if Parent does not object in writing within five (5) Business Days from the date on which request for such consent is provided by the Company to Parent; provided, however, in the case of Section 6.01(j), such consent shall be deemed to have been given if Parent does not object in writing within two (2) Business Days from the date on which request for such consent is provided by the Company to Parent:

(a) amend or otherwise change the Company Charter, Company Bylaws, Operating Partnership Agreement or certificate of limited partnership of the Operating Partnership or governing document of any other Subsidiary;

(b) (i) authorize for issuance, issue or sell or agree or commit to issue or sell any shares of any class of capital stock of the Company or any of its Subsidiaries or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest, of the Company or any of its Subsidiaries, other than the (A) issuance of Company Common Shares upon exercise of Company Share Options or vesting of Company Performance Units outstanding on the date of this Agreement or granted upon consent of Parent as contemplated by this Section 6.01 and (B) issuance of Company Common Shares in exchange for Existing Units pursuant to the limited partnership agreements of the Operating Partnership; or (ii) repurchase, redeem or otherwise acquire any securities or equity equivalents except in connection with the exercise of Company Share Options, the vesting of Company Performance Units, the lapse of restrictions on Restricted Shares, the redemption of Existing Units pursuant to the limited partnership agreement of the Operating Partnership or the redemption of the Series A Preferred Shares as contemplated by this Agreement;

(c) (i) reclassify, combine, split, or subdivide any of its capital stock or any partnership interests of the Operating Partnership or other equity securities of any Company Subsidiary or (ii) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock or any partnership interests of the Operating Partnership or other equity securities of any Company Subsidiary, except for (A) dividends by any direct or indirect Subsidiary of the Company or any other Subsidiary, (B) regular quarterly dividends on Company Common Shares declared and paid in cash at times consistent with past practice at a rate not in excess of $0.275 per Company Common Share, (C) corresponding regular quarterly distributions on Existing Units declared and paid to holders of Existing Units at a rate not in excess of $0.275 per Existing Unit, and (D) dividends on the Company Series A Preferred Shares declared and paid in accordance with the terms thereof. Notwithstanding the foregoing, the Company shall be permitted to make distributions reasonably necessary for the Company to maintain its status as a REIT under the Code and avoid the imposition of corporate level tax or excise Tax under Section 4981 of the Code;

(d) acquire, or enter into any option, commitment or agreement to acquire, any real property, other than acquisitions of, or options, commitments or agreements to acquire, real properties identified in Section 6.01(d) of the Disclosure Schedule;

(e) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person (other than a Subsidiary) for borrowed money, except for (i) indebtedness for borrowed money incurred in the ordinary course of business, which in the aggregate will not exceed $1,500,000 (which shall be deemed to include, without limitation, draws under the Company’s revolving credit facilities or other similar lines of credit in the ordinary course of business and refinancings of mortgage indebtedness secured by one or more Company Properties as such loans become due and payable in accordance with their terms); (ii) indebtedness for borrowed money with a maturity of not more than one year in a principal amount not in excess of $5,000,000 in the aggregate for the Company and the Subsidiaries taken as a whole or (iii) indebtedness in connection with the acquisition of real properties as approved by Parent pursuant to Section 6.01 or as contemplated by Section 6.01(d) of the Disclosure Schedule; provided, however, that Parent’s consent will be required for any fixed rate indebtedness;

(f) modify or amend any Material Contract other than in the ordinary course of business or, except as otherwise permitted by Parent pursuant to this Section 6.01(f), enter into any new contract or agreement that, if entered into prior to the date of this Agreement, would have been required to be listed in Section 4.18 of the Disclosure Schedule as a Material Contract;

(g) except in the ordinary course of business consistent with past practice or in accordance with the Company’s 2006 cash bonus plan, or as may be required by contractual commitments or corporate policies with respect to severance or termination pay in existence on the date of this Agreement and disclosed in Section 6.01(g) of the Disclosure Schedule, (i) increase the compensation payable to its directors, officers or employees, except for increases in the ordinary course of business in salaries, wages, bonuses, incentives or benefits of non-officer employees of the Company or any Subsidiary, or (ii) grant any severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or other employee of the Company or of any Subsidiary, or establish, adopt, enter into or amend any collective bargaining, bonus, profit-sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee;

(h) pre-pay any long-term debt, except in the ordinary course of business at maturity (which shall be deemed to include, without limitation, pre-payments or repayments of revolving credit facilities or other similar lines of credit, payments made in respect of any termination or settlement of any interest rate swap or other similar hedging instrument relating thereto, or repayments of mortgage indebtedness secured by one or more Company Properties in accordance with their terms, as such loans become due and payable) in an amount not to exceed $5,000,000 in the aggregate for the Company and the Subsidiaries taken as a whole, or pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, contingent or otherwise), except in the ordinary course of business consistent with past practice and in accordance with their terms;

(i) except as required by the SEC or as recommended by the Company’s independent auditors or changes in GAAP which become effective after the date of this Agreement, take any material action, other than in the ordinary course of business, with respect to accounting policies or procedures;

(j) (i) except in connection with a right being exercised by a tenant under an existing Company Lease, enter into any new lease (including renewals) for in excess of 11,000 square feet of net rentable area at a Company Property, (ii) other in the ordinary course of business, and except in connection with a right being exercised by a tenant under an existing Company Lease, terminate or materially modify or amend any Company Lease that relates to in excess of 11,000 square feet of net rentable area, or (iii) terminate or materially modify or amend any Ground Lease;

(k) authorize, or enter into any commitment for, any new material capital expenditure (such authorized or committed new material capital expenditures being referred to hereinafter as the “Capital Expenditures”) relating to the Company Properties other than (i) Capital Expenditures to be made in connection with Company Leases that the Company is permitted to enter into pursuant to Section 6.01(j) or as otherwise approved by Parent, (ii) Capital Expenditures identified in the Company’s 2006 Operating and Capital Budget as provided to Parent (the “2006 Budget”), (iii) Capital Expenditures in the aggregate not exceeding $1,000,000, and (iv) Capital Expenditures in the ordinary course of business to maintain the physical and structural integrity of the Company Properties and as reasonably determined by the Company to be necessary to keep the Company Properties in working order, to comply with Laws, and to repair and/or prevent damage to any of the Company Properties as is necessary in the event of an emergency situation;

(l) waive, release, assign, settle or compromise any pending or threatened material litigation other than settlements of, or compromises for, any litigation where the amounts paid or to be paid are fully covered by insurance coverage maintained by the Company, provided that any such waiver, release, assignment, settlement or compromise includes a full release of the Company with respect to the matters covered by the subject litigation; provided further that no pending or threatened claim brought by or on behalf of the Company’s stockholders or the Operating Partnership’s limited partners may be settled without the prior written consent of Parent;

(m) make any material Tax election or settle or compromise any material federal, state, local or foreign income Tax liability, unless such election or rescission is required by law or necessary (i) to preserve the status of the Company as a REIT under the Code, or (ii) to qualify or preserve the status of any Subsidiary as a partnership for federal income tax purposes or as a qualified REIT subsidiary or a taxable REIT subsidiary under the applicable provisions of Section 856 of the Code, as the case may be (provided that in such events the Company shall notify Parent of such election and shall not fail to make such election in a timely manner); or

(n) announce an intention, enter into any agreement or otherwise make a commitment, to do any of the foregoing.

Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall prohibit the Company from (i) conducting activities contemplated in the pro forma financial statements previously provided to Parent and (ii) taking, and the Company hereby agrees to take, any action at any time or from time to time that in the reasonable judgment of the Company Board, upon advice of counsel, is reasonably necessary for the Company to maintain its qualification as a REIT under the Code for any period or portion thereof ending on or prior to the Effective Time, including without limitation, making dividend or distribution payments to stockholders of the Company in accordance with this Agreement or otherwise.

Section 6.02 Conduct of Business by Parent Pending the Merger. Parent agrees that, between the date of this Agreement and the Effective Time, Parent shall not, directly or indirectly, without the prior written consent of the Company, take or cause to be taken any action that could be expected to prevent or delay consummation of the transactions contemplated by this Agreement, or propose, announce an intention, enter into any agreement or otherwise make a commitment, to take any such action.

Section 6.03 Pre-Closing Actions by the Company. The Company shall use commercially reasonable efforts to, and shall use commercially reasonable efforts to cause each of the Company Subsidiaries to, take any such actions as are reasonably requested by Parent in connection with structuring the transactions contemplated by this Agreement, including, without limitation, (a) creating one or more legal entities in the form requested by Parent, (b) converting the legal form or tax classification of one or more Subsidiaries, and (c) transferring ownership of one or more properties or entities among the Company and/or any of the Company Subsidiaries or Affiliates (including any Subsidiaries formed pursuant to this Section 6.03); provided, such actions may be conditioned on the occurrence of the Effective Time; provided, however, that (i) neither the Company nor any Subsidiary shall be required to take any action in contravention of any Organizational Document or other Material Contract relating to any applicable Subsidiary or that would require the approval or consent of security holders (other than the Company or any Subsidiary) pursuant to any Organizational Document, (ii) any such actions or transactions shall be contingent upon the receipt by the Company of a written notice from Parent confirming that all of the conditions set forth in Sections 8.01 and 8.02 have been satisfied (or, with respect to Section 8.02, waived) and that the Buyer Parties are prepared to proceed immediately with the Closing and any other evidence reasonably requested by the Company that the Closing will occur (it being understood that in any event the transactions described in clauses (a), (b) and (c) will be deemed to have occurred prior to the Closing), (iii) such actions (or the inability to complete such actions) shall not affect or modify in any respect the obligations of the Parent Parties under this Agreement, including payment of the Merger Consideration in accordance with Article III, (iv) neither the Company nor any Subsidiary shall be required to take any such action that could adversely affect the classification of the Company as a REIT within the meaning of Section 856 of the Code and (v) neither the Company nor any Subsidiary shall be required to take any such action that could result in any United States federal, state or local income Tax being imposed on the limited partners of the Operating Partnership. Parent shall upon request by the Company advance to the Company all reasonable out-of-pocket costs to be incurred by the Company or, promptly upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs incurred by the Company in connection with any actions taken by the Company in accordance with this Section 6.03 (including reasonable fees and expenses of its Representatives). The Parent Parties shall, on a joint and several basis, indemnify and hold harmless the Company, the Subsidiaries and their Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with or as a result of taking such actions. Without limiting the foregoing, none of the representations, warranties or covenants of the Company shall be deemed to apply to, or deemed breached or violated by, any of the transactions contemplated by this Section 6.03 or required by Parent pursuant to this Section 6.03. In connection with the continued operation of the Company and the Company Subsidiaries, the Company will confer in good faith on a regular and frequent basis with one or more representatives of Parent designated to the Company regarding operational matters and the general status of ongoing operations and will notify Parent promptly of any event or occurrence that has had or may reasonably be expected to have a Company Material Adverse Effect. The Company acknowledges that Parent does not and will not waive any rights it may have under this Agreement as a result of such consultations. Notwithstanding the foregoing, nothing in this Section 6.03 shall require the Company to take any action at any time that in the reasonable judgment of the Company Board, upon advice of counsel, may prevent the Company from maintaining its qualification as a REIT under the Code.

ARTICLE VII

ADDITIONAL AGREEMENTS

Section 7.01 Proxy Statement; Other Filings. As promptly as reasonably practicable following the date of this Agreement, the Company shall prepare and file with the SEC the preliminary Proxy Statement and each of the Company and Parent shall, or shall cause their respective affiliates to, prepare and file with the SEC all Other Filings that are required to be filed by such party in connection with the transactions contemplated hereby. Each of the Company and Parent shall furnish all information concerning itself and its affiliates that is required to be included in the Proxy Statement or, to the extent applicable, the Other Filings, or that is customarily included in proxy statements prepared in connection with transactions of the type contemplated by this Agreement. Each of the Company and Parent shall use its reasonable efforts, after consultation to respond as promptly as practicable to any comments of the SEC with respect to the Proxy Statement or the Other Filings, and the Company shall use its reasonable efforts to cause the definitive Proxy Statement to be cleared by the SEC and mailed to the Company’s stockholders as promptly as reasonably practicable, following clearance by the SEC. The Company shall promptly notify Parent upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement or the Other Filings and shall provide Parent with copies of all correspondence between the Company and its representatives, on the one hand, and the SEC and its staff, on the other hand relating to the Proxy Statement or the Other Filings. If at any time prior to the Company Stockholders’ Meeting, any information relating to the Company, Parent, REIT Merger Sub or any of their respective affiliates, officers or directors, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Proxy Statement or the Other Filings, so that the Proxy Statement or the Other Filings shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other parties, and an appropriate amendment or supplement describing such information shall be filed with the SEC and, to the extent required by applicable Law, disseminated to the stockholders of the Company. Notwithstanding anything to the contrary stated above, prior to filing or mailing the Proxy Statement or filing the Other Filings (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company shall provide Parent a reasonable opportunity to review and comment on such document or response and will consider in good faith including in such documents or responses all comments reasonably proposed by Parent, and to the extent practicable and appropriate, the Company will provide Parent with the opportunity to participate in any substantive calls between the Company or any of its representatives, and the SEC concerning the Proxy Statement.

Section 7.02 Company Stockholders’ Meeting. The Company shall, in accordance with applicable Law and the Company Charter and Company Bylaws, duly call, give notice of, convene and hold a meeting of its stockholders (including any adjournments or postponements thereby, the “Company Stockholders’ Meeting”), as promptly as practicable after the date that the Proxy Statement is cleared by the SEC, for the purpose of voting upon the approval of this Agreement and the Merger (the “Company Stockholder Approval”). Except as may be permitted by Section 7.04(c), the Company Board shall recommend to holders of the Company Common Shares that they adopt this Agreement and approve the Merger and shall include such recommendations in the Proxy Statement. Subject to Section 7.04(d), the Company will use reasonable best efforts to solicit from its stockholders proxies in favor of the approval of this Agreement and the Merger and will take all other reasonable action necessary or advisable to secure the vote or consent of its stockholders required by the rules of the NYSE or applicable Law to obtain such approvals. Except to the extent required by Law, the Company shall not (i) change the date specified in the Proxy Statement for the Company Stockholders’ Meeting or (ii) postpone or delay the Company Stockholders’ Meeting, except (x) to the extent the Company reasonably believes it is necessary to ensure that any amendment or supplement to the Proxy Statement required by applicable Law is provided to the stockholders of the Company sufficiently in advance of the Company Stockholders’ Meeting or (y) if the Company reasonably believes that there are an insufficient number of Company Common Shares represented in person or by proxy at the Company Stockholders’ Meeting to constitute a quorum or to approve this Agreement, the Merger and the transactions contemplated hereby, in which case the Company may, and, at Parent’s reasonable request, shall, adjourn the Company Stockholders’ Meeting and use its commercially reasonable efforts as provided for in this Section 7.02 to obtain a quorum and the requisite vote to approve this Agreement, the Merger and the transactions contemplated hereby as promptly as practicable. Approval of this Agreement, the Merger and the other transactions contemplated hereby are the only matters (other than adjournment as contemplated by the preceding sentence) which the Company will propose to be acted on by the stockholders of at the Company Stockholders’ Meeting.

Section 7.03 Access to Information; Confidentiality.

(a) Subject to applicable Law, from the date hereof until the Effective Time, the Company shall, and shall cause the Subsidiaries and the officers, directors, employees, auditors and agents of the Company and the Subsidiaries to, afford Parent, following notice from Parent to the Company in accordance with this Section 7.03, reasonable access during normal business hours to the officers, employees, agents, properties, offices, plants and other facilities, books and records of the Company and each Subsidiary, and all other financial, operating and other data and information as Parent may reasonably request. Notwithstanding the foregoing, neither Parent nor any of its representatives shall (i) contact or have any discussions with any of the Company’s employees, agents, or representatives (other than the Company’s executive officers, investment bankers or counsel), unless in each case Parent obtains the prior written consent of the Company, which shall not be unreasonably withheld, (ii) contact or have any discussions with any of the landlords/sublandlords, tenants/subtenants, or licensees or franchisees of the Company or its Subsidiaries, unless in each case Parent obtains the prior written consent of the Company, which shall not be unreasonably withheld or (iii) damage any property or any portion thereof. Notwithstanding anything to the contrary in the foregoing, subject to the rights of any landlord/sublandlord or tenant/subtenant of any Company Property, so long as they do not unreasonably disrupt the operations of the Company or any of the Company Subsidiaries, Parent and its representatives (including its financing sources) shall have the right, at Parent’s expense, to conduct (i) Phase I environmental assessments of each of the Company Properties and (ii) with prior written consent of the Company (which such consent will not be unreasonably withheld or delayed), Phase II environmental assessments. Parent shall schedule and coordinate all inspections and communications with any of the landlords/sublandlords or tenants/subtenants of the Company or the Company Subsidiaries and shall give the Company prior written notice thereof as soon as practicable but in no event less than three (3) Business Days prior to commencing such assessments (unless otherwise agreed). Parent shall indemnify and hold the Company harmless from and against any and all losses or damages incurred by the Company as a direct result of the Parent’s or the Parent representatives’ inspection, procedure or investigation of the Company Properties, provided, however that the Parent’s indemnification obligations hereunder shall not include any obligation whatsoever with respect to any such losses or damages (including claims that any Company Property has declined in value) arising out of, resulting from or incurred in connection with the discovery of any existing condition at a Company Property not caused by Parent or Parent’s representatives in the course of it’s or their inspection, procedure or investigation. Parent shall schedule and coordinate all inspections with the Company and shall give the Company at least three (3) Business Days prior written notice thereof, setting forth the inspection or materials that Parent or its representatives intend to conduct. The Company shall be entitled to have representatives present at all times during any such inspection. Notwithstanding the foregoing, neither the Company nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of the Company or its Subsidiaries or contravene any Law or binding agreement entered into prior to the date of this Agreement (provided that the Company and the Subsidiaries shall use commercially reasonable efforts to obtain consent from the applicable Third Party or enter into a customary joint defense agreement to enable the disclosure of such information).

(b) All information obtained by Parent pursuant to this Section 7.03 and pursuant to the confidentiality agreement, dated July 28, 2006 (the “Confidentiality Agreement”), between affiliates of Parent and the Company, shall be kept confidential in accordance with the Confidentiality Agreement.

(c) No investigation pursuant to this Section 7.03 or otherwise shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

Section 7.04 No Solicitation of Transactions.

(a) None of the Company and its Subsidiaries shall, nor shall they authorize or permit any officer, director, employee, or agent or any investment banker, financial advisor, attorney, accountant or other representative (collectively, the “Representatives”) to, directly or indirectly, (i) solicit, or initiate or knowingly encourage or knowingly facilitate any inquiries or offers with respect to, or that reasonably may be expected to lead to the submission of, any

Acquisition Proposal or (ii) participate in any discussions or negotiations regarding, or that reasonably may be expected to lead to, or furnish to any person any non-public information with respect to, or otherwise cooperate with respect to, any Acquisition Proposal. Without limiting the foregoing, the Company shall be responsible for any failure on the part of its Representatives to comply with this Section 7.04; provided, however, that notwithstanding the foregoing, Parent, REIT Merger Sub and the Company acknowledge and hereby agree that any violation of the restrictions set forth in this Section 7.04 by any employee of the Company (other than a director or officer of the Company) shall be deemed to be a breach of this Section 7.04 by the Company only if and to the extent that the Company shall have knowingly approved or authorized, or consented or acquiesced to, the action constituting such violation or failed to use its reasonable best efforts to prevent such action from occurring or continuing. Notwithstanding anything to the contrary in this Section 7.04, nothing contained in this Agreement shall prohibit the Company from, at any time prior to receipt of the Company Stockholder Approval, furnishing any information to, or entering into or participating in discussions or negotiations with, any person that makes an unsolicited bona fide Acquisition Proposal in writing that did not otherwise result from a breach of this Section 7.04, if (i) the Company Board determines in good faith after consulting with its legal counsel and financial advisors that such Acquisition Proposal constitutes or is reasonably likely to result in a Superior Proposal, (ii) prior to furnishing such non-public information to, or entering into discussions or negotiations with, such person, the Company notifies Parent that it is furnishing information to, or entering into discussions or negotiations with, such person, and (iii) prior to furnishing such non-public information to such person, the Company (A) provides Parent with the information to be provided to such person which Parent has not previously been provided, and (B) receives from such person an executed confidentiality and standstill agreement no less favorable to the Company than the Confidentiality Agreement. The Company will not release any Person from any standstill agreement or similar obligation to the Company or any Subsidiary other than the automatic termination of standstill obligations pursuant to the terms of agreements as in effect as of the date hereof, by virtue of the execution and announcement of this Agreement or otherwise.

(b) The Company shall provide prompt (but in no event more than twenty-four (24) hours following receipt thereof) oral and written notice to Parent of (i) the receipt of any Acquisition Proposal, or any material modification or amendment to any Acquisition Proposal, by the Company, any Company Subsidiary or any Company Representative, (ii) a copy of any documents or agreements provided in contemplation of such Acquisition Proposal (including any amendments, supplements or modifications thereto), (iii) the identity of such Person or entity making any such Acquisition Proposal and (iv) the Company’s intention, if any, to furnish information to, or enter into discussions or negotiations with, such Person or entity. The Company shall keep Parent reasonably informed in all material respects of the status and details (including any change to the material terms and conditions) of any such Acquisition Proposal. The Company shall not, and shall cause each of the Company Subsidiaries not to, enter into any confidentiality agreement with any Person subsequent to the date hereof which prohibits the Company from providing such information to Parent.

(c) Except as set forth in this Section 7.04(c), the Company Board shall not (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent, the Company Board Recommendation, (ii) approve or recommend, or publicly propose to approve or recommend, any

Acquisition Proposal or (iii) enter into any agreement with respect to any Acquisition Proposal (other than a confidentiality agreement referred to in Section 7.04(a)). Notwithstanding the foregoing, at any time prior to receipt of the Company Stockholder Approval, (x) if the Company Board determines in good faith that the failure to do so would be inconsistent with its duties under applicable Law; then the Company Board may, withdraw, or modify or change in a manner adverse to Parent, the Company Board Recommendation (“Change in Recommendation”) and (y) in the case of any Change in Recommendation being made in response to an unsolicited bona fide written Acquisition Proposal (which did not otherwise result from a breach of Section 7.04) that the Company Board has determined in good faith, after consultation with its independent financial advisor, is a Superior Proposal, the Company Board may approve and recommend such Superior Proposal concurrently with terminating this Agreement pursuant to Section 9.01(h); provided, however, that such actions described in clause (y) may only be taken at a time that is after (I) 5:00 p.m., Pacific time, on the third (3rd) Business Day following Parent’s receipt of written notice from the Company that the Company Board is prepared to take such action, and (II) at the end of such period, the Company Board determines in good faith, after taking into account all amendments or revisions committed to by Parent and after consultation with its independent financial advisors, that such Acquisition Proposal remains a Superior Proposal relative to the Merger, as supplemented by any Counterproposal (defined below) that Parent and REIT Merger Sub have irrevocably committed to. Any such written notice shall specify the material terms and conditions of such the applicable Acquisition Proposal, include the most current version of any agreement relating to such Acquisition Proposal (including any amendments, supplements or modifications thereto), identify the person making such Acquisition Proposal and state that the Board otherwise intends to make a Change in Recommendation (subject to compliance with this subsection (c)). During any such three Business Day period, Parent shall be entitled to deliver to the Company a counterproposal to such Acquisition Proposal (a “Counterproposal”) and Parent and the Company shall negotiate in good faith in respect of any such Counterproposal. For the avoidance of doubt, the parties hereto acknowledge and agree that any amendment to the financial terms or any other material amendment to any material term of a Acquisition Proposal which amendment affects the determination of whether the Acquisition Proposal is a Superior Proposal to any Counterproposal shall be treated as a new Acquisition Proposal for the purposes of this Section 7.04(c) (requiring a new written notice by the Company and a new three Business Day period).

(d) Nothing contained in this Agreement shall prevent the Company or the Company Board from taking and disclosing to its stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication to stockholders) or from making any legally required disclosure to stockholders. Further, any “stop-look-and-listen” communication by the Company or the Company Board to the stockholders of the Company pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any similar communication to the stockholders of the Company) shall not be considered a failure to make, or a withdrawal, modification or change in any manner adverse to Parent of, all or a portion of the Company Board Recommendation it if is made within ten (10) Business Days of receiving an Acquisition Proposal.

(e) Upon execution of this Agreement, the Company and the Company Subsidiaries shall cease immediately and cause to be terminated any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to an Acquisition

Proposal by or on behalf of the Company or any of the Representatives and shall inform each of the Representatives of its obligations under this Section 7.04 and instruct each of them to act in a manner consistent with such obligations; provided, however that the Company may comply with the next sentence. The Company shall promptly request each Person with whom it has executed a confidentiality agreement within the twelve (12) months prior to the date hereof in connection with its consideration of any Acquisition Proposal to return or destroy all confidential or other non-public information heretofore furnished to such Person by or on behalf of the Company or any of the Company Representatives.

Section 7.05 Employee Benefits Matters.

(a) From and after the Effective Time, Parent shall cause the Surviving Entity to assume and honor in accordance with their terms all employment, severance and termination plans and agreements (including change-in-control provisions) of employees of the Company and the Subsidiaries set forth in Section 7.05 of the Disclosure Schedule.

(b) For a period of not less than eighteen (18) months after the Closing Date, for each Company Employee who remains an employee of the Surviving Entity or its successors or assigns or any of their subsidiaries (collectively, the “Continuing Employees”), Parent shall or shall cause the Surviving Entity to provide compensation and benefits (including group health, life, disability, bonus opportunity, and severance plans but excluding equity compensation or promoted interests or comparable forms of compensation) in the aggregate that are not less favorable to such employee and the employee’s dependents and beneficiaries, as appropriate, as the Company or such Subsidiary provided to such employee immediately prior to the Effective Time, through the maintenance of any one or more of the Plans, the adoption of new plans, programs, or arrangements for the benefit of Continuing Employees, or a combination thereof. To the extent a Continuing Employee becomes eligible to participate in an employee benefit plan, program, or arrangement maintained by Parent or its Subsidiaries (each, a “Parent Plan”), such Continuing Employee will be credited with his or her years of service with the Company and its Subsidiaries (and any predecessor entities thereof) before the Closing Date under such Parent Plan to the same extent as such employee was entitled, before the Effective Time, to credit for such service under the respective Plan (except to the extent such credit would result in the duplication of benefits or any accrual of benefits under any defined benefit pension plans). In addition, with respect to each Parent Plan providing medical or health benefits in which Continuing Employees become eligible to participate, during the calendar year that includes the Closing Date, each Continuing Employee shall be given credit for amounts paid by the employee under the respective Plan for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of such Parent Plan.

(c) Prior to the Effective Time, the Company Board, or an appropriate committee of non-employee directors thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the disposition by any officer or director of the Company who is a covered person of the Company for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder (“Section 16”) of Company Common Shares or options to acquire Company Common Shares pursuant to this Agreement and the Merger shall be an exempt transaction for purposes of Section 16.

(d) Prior to the Effective Time, the Board of Directors of the Company shall take such actions as are necessary to terminate the Company’s Director Deferred Compensation Plan, Executive Deferred Compensation Plan, deferred restricted share unit arrangements and all other share or investment-based non-qualified deferred compensation account-based arrangements (collectively, the “Non-Qualified Account Plans”). Such action shall be contingent upon, and effective as of, the Effective Time. Payment of the Non-Qualified Account Plans shall be in cash to the participants in the Non-Qualified Account Plans in a single lump-sum payment by the Surviving Entity immediately following the Effective Time or at such later time as may be required by Section 409A of the Code and its related Treasury regulations.

Section 7.06 Directors’ and Officers’ Indemnification and Insurance.

(a) Without limiting any additional rights that any director, officer, trustee, employee, agent, or fiduciary may have under any employment or indemnification agreement or under the Company Charter, the Company Bylaws, the Operating Partnership Agreement or this Agreement or, if applicable, similar organizational documents or agreements of any of the Subsidiaries, from and after the Effective Time, Parent and the Surviving Entity, jointly and severally, shall: (i) indemnify and hold harmless each person who is at the date hereof or during the period from the date hereof through the date of the Effective Time serving as a director, officer, trustee, employee, agent, or fiduciary of the Company or any of its Subsidiaries or as a fiduciary under or with respect to any employee benefit plan (within the meaning of Section 3(3) of ERISA) (collectively, the “Indemnified Parties”) to the fullest extent authorized or permitted by applicable law, as now or hereafter in effect, in connection with any Claim and any losses, claims, damages, liabilities, costs, Expenses, judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of any thereof) resulting therefrom; and (ii) promptly pay on behalf of or, within 10 days after any request for advancement, advance to each of the Indemnified Parties, to the fullest extent authorized or permitted by applicable law, as now or hereafter in effect, any Expenses incurred in defending, serving as a witness with respect to or otherwise participating in any Claim in advance of the final disposition of such Claim, including payment on behalf of or advancement to the Indemnified Party of any Expenses incurred by such Indemnified Party in connection with enforcing any rights with respect to such indemnification and/or advancement, in each case without the requirement of any bond or other security, but subject to Parent’s or the Surviving Entity’s, as applicable, receipt of an undertaking by or on behalf of such Indemnified Party, if required by applicable Law, to repay such Expenses if it is ultimately determined under applicable Laws that such Indemnified Party is not entitled to be indemnified); provided, however, that neither Parent nor the Surviving Entity shall be liable for any settlement effected without Parent’s or the Surviving Entity’s written consent (which consent shall not be unreasonably withheld or delayed) and shall not be obligated to pay the fees and expenses of more than one counsel (selected by a plurality of the applicable Indemnified Parties) for all Indemnified Parties in any jurisdiction with respect to any single Claim except to the extent that any such Indemnified Party shall reasonably determine that such party has a conflict interest in the outcome of such action from any other Indemnified Parties. The indemnification and advancement obligations of Parent and the Surviving Entity pursuant to this Section 7.06(a) shall extend to acts or omissions occurring at or before the Effective Time and any Claim relating thereto (including with respect to any acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby, including the consideration and approval thereof and the process undertaken in connection therewith and any Claim relating thereto), and all rights to indemnification and advancement conferred hereunder shall continue as to a person who has ceased to be a director, officer, trustee, employee, agent, or fiduciary of the Company or any of its Subsidiaries after the date hereof and shall inure to the benefit of such person’s heirs, executors and personal and legal representatives. As used in this Section 7.06(a): (x) the term “Claim” means any threatened, asserted, pending or completed Action, suit or proceeding, or any such inquiry or investigation, whether instituted by any party hereto, any Governmental Authority or any other person, that any Indemnified Party in good faith believes might lead to the institution of any Action, suit or proceeding, whether civil, criminal, administrative, investigative or other, including any arbitration or other alternative dispute resolution mechanism, arising out of or pertaining to matters that relate to such Indemnified Party’s duties or service as a director, officer, trustee, employee, agent, or fiduciary of the Company, any of its Subsidiaries, or any employee benefit plan (within the meaning of Section 3(3) of ERISA) maintained by any of the foregoing or any other person at or prior to the Effective Time; and (y) the term “Expenses” means reasonable attorneys’ fees and all other reasonable costs, expenses and obligations (including experts’ fees, travel expenses, court costs, retainers, transcript fees, duplicating, printing and binding costs, as well as telecommunications, postage and courier charges) paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to investigate, defend, be a witness in or participate in, any Claim for which indemnification is authorized pursuant to this Section 7.06(a), including any Action relating to a claim for indemnification or advancement brought by a Indemnified Party. Neither Parent nor the Surviving Entity shall settle, compromise or consent to the entry of any judgment in any actual or threatened claim, demand, Action, suit, proceeding, inquiry or investigation in respect of which indemnification has been or could be sought by such Indemnified Party hereunder unless such settlement, compromise or judgment includes an unconditional release of such Indemnified Party from all liability arising out of such claim, demand, Action, suit, proceeding, inquiry or investigation or such Indemnified Party otherwise consents thereto.

(b) Without limiting the foregoing, Parent and the REIT Merger Sub agree that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors, officers, trustees, employees, agents, or fiduciaries of the Company listed in Section 7.06(b) of the Disclosure Schedule as provided in the Company Charter and Company Bylaws (or, as applicable, the charter, bylaws, partnership agreement, limited liability company agreement, or other organizational documents of any of the Subsidiaries) and those indemnification agreements of the Company or any of its Subsidiaries shall be assumed by the Surviving Entity in the Merger, without further action, at the Effective Time and shall survive the Merger and shall continue in full force and effect in accordance with their terms.

(c) For a period of six years from the Effective Time, the operating agreement of the Surviving Entity shall contain provisions no less favorable with respect to indemnification and limitations on liability of directors and officers than are set forth in the Company Charter and Company Bylaws, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, trustees, employees, agents, or fiduciaries of the Company or any of its Subsidiaries, unless such modification shall be required by Law and then only to the minimum extent required by Law.

(d) Prior to the Effective Time, the Company shall purchase a “tail” insurance policy (which policy by its express terms shall survive the Merger), of at least the same coverage and amounts and containing terms and conditions that are no less favorable to the directors and officers of the Company as the Company’s and the Company Subsidiaries’ existing policy or policies, for the benefit of the current and former officers and directors of the Company and each Company Subsidiary with a claims period of six years from the Effective Time with respect to directors’ and officers’ liability insurance for claims arising from facts or events that occurred on or prior to the Effective Time; provided, however, that in no event shall the aggregate premium payable for such “tail” insurance policies for its entire period exceed 350% of the last annual premium paid by the Company for such insurance (such amount being the “Maximum Premium”). If the Company is unable to obtain the “tail” insurance described in the first sentence of this Section 7.06(d) for an amount equal to or less than the Maximum Premium, the Company shall be entitled to obtain as much comparable “tail” insurance as possible for an amount equal to the Maximum Premium. If the Company is unable to purchase such “tail” insurance, the Parent or REIT Merger Sub shall, at the Company’s request, purchase a “tail” insurance of at least the same coverage and amounts and containing terms and conditions no less favorable to directors and officers of the Company as the Company’s and Company’s Subsidiaries’ existing policy or policies for the benefit of the current and former officers and directors of the Company with a claims period of six years from the Effective Time; provided, however, that in no event shall the Parent or the REIT Merger Sub be required to pay more than the Maximum Premium as the aggregate premium for such “tail” insurance policies for its entire period, in which case the Parent or REIT Merger Sub will obtain as much comparable “tail” insurance as possible for an amount equal to the Maximum Premium.

(e) If the Surviving Entity or any of its respective successors or assigns (i) consolidates with or merges with or into any other person and shall not be the continuing or surviving corporation, partnership or other entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Entity assumes the obligations set forth in this Section 7.06.

(f) Parent shall cause the Surviving Entity to perform all of the obligations of the Surviving Entity under this Section 7.06 and the parties acknowledge and agree that Parent guarantees the payment and performance of the Surviving Entity’s obligations pursuant to this Section 7.06.

(g) Parent shall have the right to be consulted in respect of the defense or settlement of any stockholder or limited partner litigation against the Company, its directors or officers, or the Operating Partnership relating to the Merger or the other transactions contemplated by this Agreement and to be kept reasonably informed of material developments; provided, however, that no such settlement shall be agreed to without Parent’s consent, which consent will not be unreasonably withheld or delayed.

Section 7.07 Further Action; Reasonable Efforts.

(a) Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall (i) make promptly its respective filings, and thereafter make any other required submissions, under the HSR Act with respect to this Agreement and the Merger, if required, and (ii) use its reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the Merger, including using its reasonable efforts to obtain all Permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and parties to contracts with the Company and the Subsidiaries as are necessary for the consummation of the transactions contemplated by this Agreement and to fulfill the conditions to the Merger.

(b) The parties hereto agree to cooperate and assist one another in connection with all actions to be taken pursuant to Section 7.07(a), including the preparation and making of the filings referred to therein and, if requested, amending or furnishing additional information thereunder, including, subject to applicable Law and the Confidentiality Agreement, providing copies of all related documents to the non-filing party and their advisors prior to filing, and, to the extent practicable, neither of the parties will file any such document or have any communication with any Governmental Authority without prior consultation with the other party. Each party shall keep the other apprised of the content and status of any communications with, and communications from, any Governmental Authority with respect to the transactions contemplated by this Agreement. To the extent practicable and permitted by a Governmental Authority, each party hereto shall permit representatives of the other party to participate in meetings and calls with such Governmental Authority.

(c) Each of the parties hereto agrees to cooperate and use its reasonable best efforts to defend through litigation on the merits any Action, including administrative or judicial Action, asserted by any party in order to avoid the entry of, or to have vacated, lifted, reversed, terminated or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that in whole or in part restricts, delays, prevents or prohibits consummation of the Merger, including, without limitation, by vigorously pursuing all available avenues of administrative and judicial appeal.

(d) Each of the Parent Parties, on the one hand, and the Company Parties, on the other hand, shall use their respective commercially reasonable efforts to obtain any third party consents (i) necessary, proper or advisable to consummate the transactions contemplated by this Agreement, or (ii) disclosed in the Disclosure Schedule. In the event that any Company Party shall fail to obtain any third party consent described above, the Company Parties shall use their commercially reasonable efforts, and shall take such actions as are reasonably requested by Parent, to minimize any adverse effect upon the Company Parties and the Parent Parties and their respective businesses resulting, or which could reasonably be expected to result, after the Company Merger Effective Time, from the failure to obtain such consent. Notwithstanding anything to the contrary in this Agreement, in connection with obtaining any approval or consent from any Person (other than a Governmental Authority) with respect to any transaction contemplated by this Agreement, (i) unless required by the applicable agreement, without the prior written consent of Parent which shall not be unreasonably withheld, none of the Company or any of the Subsidiaries shall pay or commit to pay to such Person whose approval or consent is being solicited any cash or other consideration, make any commitment or incur any liability or other obligation due to such Person and (ii) none of the Parent Parties or their respective affiliates shall be required to pay or commit to pay to such Person whose approval or consent is being solicited any cash or other consideration, make any commitment or incur any liability or other obligation.

(e) At Parent’s request, the Company shall use commercially reasonable efforts to cooperate with Parent to the extent requested by a secured lender in obtaining estoppel certificates and subordination and nondisturbance agreements prior to the Effective Time, in the form provided by Parent, from those tenants under any lease in excess of 25,000 square feet with respect to a Company Property.

Section 7.08 Transfer Taxes. Parent and the Company shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer or stamp taxes, any transfer, recording, registration and other fees and any similar taxes that become payable in connection with the transactions contemplated by this Agreement (together with any related interests, penalties or additions to Tax, “Transfer Taxes”), and shall cooperate in attempting to minimize the amount of Transfer Taxes. From and after the Effective Time, the Surviving Entity shall pay or cause to be paid, without deduction or withholding from any consideration or amounts payable to holders of the Company Common Shares and holders of Existing Units, all Transfer Taxes.

Section 7.09 Public Announcements. The parties hereto agree that no public release or announcement concerning the transactions contemplated by this Agreement or the Merger shall be issued by a party without the prior consent of the other parties (which consent shall not be unreasonably withheld), except as such release or announcement may be required by Law or the rules or regulations of any securities exchange, in which case the party required to make the release or announcement shall use its reasonable best efforts to allow the other parties reasonable time to comment on such release or announcement in advance of such issuance. The parties have agreed upon the form of a joint press release announcing the Merger and the execution of this Agreement.

Section 7.10 Financing.

(a) Parent shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and consummate the Financing on the terms and conditions described in the Commitment Letters, including using reasonable best efforts to (i) satisfy on a timely basis all terms, covenants and conditions set forth in the Commitment Letters that are within its control; (ii) enter into definitive agreements with respect thereto on the terms and conditions contemplated by the Commitment Letters; (iii) enforce its rights under the Commitment Letters; and (iv) consummate the Financing at or prior to Closing. Parent will furnish correct and complete copies of all such definitive agreements to the Company promptly upon their execution.

(b) Parent shall keep the Company informed on a reasonably current basis and in reasonable detail with respect to all material activity concerning the status of the Financing contemplated by the Commitment Letters and shall give the Company prompt notice of any material change with respect to such Financing. Without limiting the foregoing, Parent agrees to notify the Company promptly, and in any event within two Business Days, if at any time prior to the Closing Date (i) any Commitment Letter shall expire or be terminated for any reason, or (ii) any financing source that is a party to any Commitment Letter notified Parent that such source no longer intends to provide financing to Parent on the terms set forth therein. Parent shall not amend or alter, or agree to amend or later, any Commitment Letter in any manner that would materially impair, delay or prevent the Transactions without the prior written consent of the Company, and shall provide the Company promptly (and in any event within 24 hours) with any amendments or alterations to any of the Commitment Letters.

(c) If any portion of the Financing becomes unavailable on the terms and conditions contemplated in the Commitment Letters or any Commitment Letter shall be terminated for any reason, Parent shall use its reasonable best efforts to arrange alternative financing from alternative sources in any amount sufficient to consummate the Transactions and to obtain, and, if obtained, will provide the Company with a copy of, a new financing commitment that provides for at least the same amount of financing as such Commitment Letter as original issued and on terms and conditions (including termination rights and funding conditions) no less favorable to Parent or REIT Merger Sub than those included in such Commitment Letter.

(d) The Company agrees to provide, and shall cause the Company Subsidiaries and its and their representatives to provide, reasonable cooperation in connection with the arrangement of the Financing as may be reasonably requested by Parent (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries and does not require the Company or any of its Representatives to execute and deliver any certificate or opinion to the extent any such certificate or opinion certifies or opines, as applicable, with respect to facts, circumstances or events that will exist after giving effect to the transactions contemplated hereby and the incurrence of any indebtedness of the Company pursuant to the Financing), including (i) participation in meetings, drafting sessions and due diligence sessions, (ii) furnishing Parent and its financing sources with financial and other pertinent information regarding the Company as may be reasonably requested by Parent but subject to substantially the same confidentiality and other restrictions as are applicable to Parent hereunder, (iii) assisting Parent and its financing sources in the preparation of (A) an offering document for any debt raised to complete the Merger and (B) materials for rating agency presentations, (iv) reasonably cooperating with the marketing efforts of Parent and its financing sources for any debt raised by Parent to complete the Merger, (v) forming new direct or indirect Subsidiaries, and (vi) providing and executing documents as may be reasonably requested by Parent, and (vii) using reasonable best efforts to permit Parent to be able to provide its financing sources with the collateral package required by such financing sources in connection with the arrangement of the Financing and (viii) cooperating with Parent in connection with obtaining such consents, approvals or authorizations which may be necessary or beneficial in connection with the arrangement of the Financing and the collateral package required in connection therewith; provided that none of the Company or any Company Subsidiary shall be required to pay any fees (including commitment or other similar fees) or incur any other liability in connection with the Financing prior to the Effective Time. Parent shall, promptly upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs incurred by the Company or the Company Subsidiaries and it and their Representatives in connection with such cooperation. Parent shall indemnify and hold harmless the Company, the Company Subsidiaries and their respective representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them prior to the Effective Time in connection with the arrangement of the Financing and any information utilized in connection therewith (other than historical information relating to the Company or the Company Subsidiaries and information provided by the Company, the Company Subsidiaries or the Company Representatives).

Section 7.11 Tax Matters.

(a) For federal and applicable state income tax purposes, each of the parties hereto shall report and treat the Merger as a taxable sale by the Company of all of the Company’s assets to REIT Merger Sub in exchange for the Merger Consideration to be received by stockholders of the Company and the assumption of all of the Company’s liabilities, followed by a distribution of such Merger Consideration to the stockholders of the Company in liquidation pursuant to Section 331 of the Code and Section 562 of the Code. This Agreement shall constitute a “plan of liquidation” of the Company for federal income tax purposes.

(b) During the period from the date of this Agreement to the Effective Time, the Company and its Subsidiaries shall:

(i) Prepare and timely file all material Tax Returns required to be filed by them on or before the Closing Date (“Post-Signing Returns”) in a manner consistent with past practice, except as otherwise required by applicable Laws; and

(ii) Timely pay all material Taxes due and payable in respect of such Post-Signing Returns that are so filed.

Section 7.12 Limited Partner Transaction. Parent, REIT Merger Sub, the Company and the Operating Partnership will structure and implement the transactions described on the binding term sheet attached as Exhibit D hereto (the “Term Sheet”) (including any amendments to the Operating Partnership’s partnership agreement requested by Parent), pursuant to which each Limited Partner shall, contemporaneously with the Effective Time, receive cash equal to the Cash Amount in exchange for its Existing Units, or in lieu of such cash payment shall, at its election made contemporaneously with the Effective Time, (i) exchange all of its Existing Units for preferred units with the terms described on Exhibit D or (ii) continue to retain a common interest in a successor entity on terms and conditions similar to those set forth in the Operating Partnership’s partnership agreement. Parent, REIT Merger Sub, the Company and the Operating Partnership, and each of them, severally agree to all of the terms and conditions set forth in the Term Sheet, and, unless and until definitive documentation incorporating the terms set forth in the Term Sheet has been executed and delivered, each of the them agrees that the Term Sheet constitutes a binding agreement among the parties, enforceable against each such party in accordance with its terms.

Section 7.13 Redemption. Immediately prior to the Effective Time, the Company shall effect the Redemption. Parent and Company will work together in good faith to fund the Redemption. Without limitation of the foregoing, if the Redemption is not effective prior to the Effective Time, the Company and the Parent Parties agree that each Company Series A Preferred Share outstanding immediately prior to the Effective Time shall automatically be converted into, and canceled in exchange for, the right to receive the greater of (a) the Company Preferred Share Redemption Price and (b) the Company Common Share Merger Consideration on an as-converted basis pursuant to the terms of the Articles Supplementary classifying the Company Series A Preferred Shares.

ARTICLE VIII

CONDITIONS TO THE MERGER

Section 8.01 Conditions to the Obligations of Each Party. The obligations of the Company, the Operating Partnership, REIT Merger Sub, and Parent to consummate the Merger are subject to the satisfaction or waiver in writing of the following conditions:

(a) The Merger shall have been approved by, the requisite affirmative vote of the stockholders of the Company in accordance with the MGCL and the Company Charter.

(b) Any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated, and any approval required thereunder shall have been obtained.

(c) No Governmental Authority in the United States shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) which is then in effect and makes consummation of the Redemption or the Merger illegal or prohibits consummation of the Redemption or the Merger.

Section 8.02 Conditions to the Obligations of Parent, and REIT Merger Sub. The obligations of Parent, and REIT Merger Sub to consummate the Merger are subject to the satisfaction or waiver in writing of the following additional conditions:

(a) The representations and warranties of the Company contained in this Agreement that (i) are not made as of a specific date shall be true and correct as of the date of this Agreement and as of the Closing, as though made on and as of the Closing, and (ii) are made as of a specific date shall be true and correct as of such date, in each case except where the failure of such representations or warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth in such representations and warranties would not, in the aggregate, have a Company Material Adverse Effect. In addition, the representations and warranties set forth in Sections 4.03(a) and (d) shall be true and correct in all material respects and the representations and warranties set forth in Section 4.09 shall be true and correct in all respects as of the Closing, as though made on and as of the Closing (except to the extent expressly made as of a specific date, in which case as of such specific date). For purposes of applying this Section 8.02(a) as of the Closing Date, the representation contained in Section 4.16(t) shall be read without giving effect to the language “The Company expects that.”

(b) The Company shall have performed, in all material respects, all material obligations and complied with, in all material respects, its material agreements and covenants to be performed or complied with by it under this Agreement on or prior to the Effective Time.

(c) The Company shall have delivered to Parent a certificate, dated the date of the Effective Time, signed by an officer of the Company and certifying as to the satisfaction of the conditions specified in Sections 8.02(a) and 8.02(b).

(d) Tax Opinion. Parent shall have received a tax opinion addressed to Parent from Morrison & Foerster LLP, dated as of the Closing Date, opining that the Company has been organized and has operated in conformity with the requirements for qualification as a REIT under the Code for all taxable periods commencing with the Company’s taxable year ending December 31, 2000 through and including the Closing Date. Such tax opinion shall be in the form of the tax opinion furnished to and agreed to by counsel to Parent and counsel to the Company prior to the execution of this Agreement. Such tax opinion shall be based upon customary representations made by the Company and the Company Subsidiaries in an officer’s certificate that is substantially in the form of the officer’s certificate furnished to and agreed to by counsel to Parent and counsel to the Company prior to the execution of this Agreement.

(e) Absence of Material Adverse Change. On the Closing Date, there shall not exist an event, change or occurrence arising after the date of this Agreement that, individually or in the aggregate, has had, or could reasonably be expected to have, a Company Material Adverse Effect. Parent shall have received a certificate signed on behalf of the Company by an officer of the Company, dated the Closing Date, to the foregoing effect.

Section 8.03 Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver in writing (where permissible) of the following additional conditions:

(a) The representations and warranties of Parent and REIT Merger Sub in this Agreement that (i) are not made as of a specific date shall be true and correct as of the date of this Agreement and as of the Closing, as though made on and as of the Closing, and (ii) are made as of a specific date shall be true and correct as of such date, in each case except where the failure of such representations or warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth in such representations and warranties) would not have a Parent Material Adverse Effect.

(b) Parent shall have performed, in all material respects, all material obligations and complied with, in all material respects, its material agreements and covenants to be performed or complied with by it under this Agreement on or prior to the Effective Time.

(c) Parent shall have delivered to the Company a certificate, dated the date of the Effective Time, signed by an officer of the Parent and certifying as to the satisfaction of the conditions specified in Sections 8.03(a) and 8.03(b).

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

Section 9.01 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action taken or authorized by the Board of Directors or members of the terminating party or parties, notwithstanding any requisite adoption of this Agreement by the stockholders of the Company, and whether before or after the stockholders of the Company have approved the Merger at the Company Stockholders’ Meeting, as follows (the date of any such termination, the “Termination Date”):

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company if the Effective Time shall not have occurred on or before 11:59 p.m., Eastern Standard Time, February 28, 2007 (the “Drop Dead Date”); provided, however, that the right to terminate this Agreement under this Section 9.01(b) shall not be available to a party whose failure to fulfill any obligation under this Agreement materially contributed to the failure of the Effective Time to occur on or before such date;

(c) by either Parent or the Company if any Governmental Authority in the United States shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling or taken any other action (including the failure to have taken an action) which, in either such case, has become final and non-appealable and makes consummation of the Redemption or the Merger illegal or otherwise prohibits consummation of the Merger or Redemption (“Governmental Order”); provided, however, that the terms of this Section 9.01(c) shall not be available to any party unless such party shall have used its reasonable best efforts to oppose any such Governmental Order or to have such Governmental Order vacated or made inapplicable to the Merger, as applicable;

(d) by Parent if each of it and REIT Merger Sub is not in material breach of its obligations under this Agreement, and if (i) any of the representations and warranties of the Company herein are or become untrue or incorrect such that the condition set forth in Section 8.02(a) would be incapable of being satisfied by the Drop Dead Date or (ii) there has been a breach on the part of the Company of any of its covenants or agreements herein such that the condition set forth in Section 8.02(b) would be incapable of being satisfied by the Drop Dead Date;

(e) by the Company if it is not in material breach of its obligations under this Agreement, and if (i) any of the representations and warranties of Parent, or REIT Merger Sub herein are or become untrue or inaccurate such that the condition set forth in Section 8.03(a) would be incapable of being satisfied by the Drop Dead Date or (ii) there has been a breach on the part of Parent, or REIT Merger Sub or any of their respective covenants or agreements herein such that the conditions set forth in Section 8.03(b) would be incapable of being satisfied by the Drop Dead Date.

(f) by the Company or Parent if the Company Stockholder Approval is not obtained at the Company Stockholders’ Meeting;

(g) by Parent if (i) the Company Board has effected a Change in Recommendation, (ii) the Company enters into an agreement with respect to an Acquisition Proposal (other than a confidentiality agreement entered into in compliance with Section 7.04(a)), (iii) a tender offer or exchange offer relating to the Company Common Shares and constituting an Acquisition Proposal shall have been commenced by a third party prior to obtaining the Company Stockholder Approval and the Company Board shall not have recommended that the Company’s stockholders reject such tender or exchange offer within ten (10) Business Days following commencement thereof or, in the event of any change in the terms of the tender offer, within ten (10) Business Days of the announcement of such changes, (it being understood that, for these purposes, taking no position with respect to acceptance or rejection of such tender or exchange offer by the Company’s stockholders, shall constitute a failure to recommend rejection of such tender or exchange offer) or (iv) the Company publicly announces its intention to do any of the foregoing; or

(h) by the Company, at any time prior to obtaining the Stockholder Approval, if the Company Board has effected a Change in Recommendation; provided, however, that the right to terminate this Agreement under this Section 9.01(h) shall not be available to the Company if Section 7.04 has been breached; provided further that no termination of this Agreement under this Section 9.01(h) shall be effective unless the Company simultaneously pays the Company Termination Fee required by Section 9.03(b)(ii) (any purported termination under this Section 9.01(h) shall be void and of no force and effect unless the Company has made such payment).

The right of any party hereto to terminate this Agreement pursuant to this Section 9.01 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, any Person controlling any such party or any of their respective representatives, whether prior to or after the execution of this Agreement.

Section 9.02 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 9.01, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto except that the Guarantee referred to in Section 5.08 and the provisions of Sections 7.03(b), 7.09, this Section 9.02, Section 9.03 and Article X shall survive any such termination); provided, however, that nothing herein shall relieve any party hereto from liability for any willful breach of any of its representations, warranties, covenants or agreements set forth in this Agreement prior to such termination.

Section 9.03 Fees and Expenses.

(a) Except as otherwise set forth in this Section 9.03, all expenses incurred in connection with this Agreement shall be paid by the party incurring such expenses, whether or not the Merger is consummated.

(b) The Company agrees that if this Agreement shall be terminated:

(i) by Parent or the Company pursuant to Section 9.01(f), and (A) at or prior to the Termination Date, an Acquisition Proposal shall have been publicly announced that is not subsequently withdrawn prior to such Termination Date, and (B) concurrently with such termination or within twelve (12) months following the Termination Date, the Company enters into an agreement with respect to any Acquisition Proposal, or any Acquisition Proposal is consummated, then the Company shall pay to Parent, if and when such agreement is entered into (or, if no agreement is entered into, upon consummation of the Acquisition Proposal) the Company Termination Fee less any Parent Expenses previously paid (and for purposes of this Section 9.03(b)(i) “50%” shall be substituted for “25%” and “75%” in the definition of Acquisition Proposal); or

(ii) by Parent pursuant to Section 9.01(g) or the Company pursuant to Section 9.01(h), then the Company shall pay to Parent the Company Termination Fee on the Termination Date.

(c) The Company Termination Fee shall be paid by the Company as directed by Parent in writing in immediately available funds within two Business Days after the date of the event giving rise to the obligation to make such payment, except in connection with a termination under Section 9.01(h), in which case the Company must pay the Company Termination Fee simultaneously with such termination.

(d) For purposes of this Agreement, “Company Termination Fee” means an amount equal to $27,750,000.

(e) If this Agreement is terminated by the Company pursuant to Section 9.01(e), Parent shall pay to the Company within three (3) Business Days after the date of termination all reasonable out-of-pocket costs and expenses, including, the reasonable fees and expenses of lawyers, accountants, consultants, financial advisors and investment bankers, incurred by the Company or its Subsidiaries in connection with the entering into of this Agreement and the carrying out of any and all acts contemplated hereunder up to an aggregate maximum amount of $5,000,000 (not including any expenses payable under Section 7.10(d) hereof) (the “Company Expenses”). If this agreement is terminated by Parent pursuant to Section 9.01(d) or 9.01(f), the Company shall pay to Parent, within three (3) Business days after the date of termination, all reasonable out-of-pocket costs and expenses including, the reasonable fees and expenses of lawyers, accountants, consultants, financial advisors, and investment bankers, incurred by Parent in connection with the entering into of this Agreement and the carrying out of any and all acts contemplated hereunder up to an aggregate maximum amount of $5,000,000 (the “Parent Expenses”). The payment of expenses set forth in this Section 9.03(e) is not an exclusive remedy, but is in addition to any other rights or remedies available to the parties hereto (whether at law or in equity), and in no respect is intended by the parties hereto to constitute liquidated damages, or be viewed as an indicator of the damages payable, or in any other respect limit or restrict damages available in case of any breach of this Agreement.

(f) Each of the Company and Parent acknowledges that the agreements contained in this Section 9.03 are an integral part of the transactions contemplated by this Agreement. In the event that the Company shall fail to pay the Company Termination Fee or Parent Expenses when due or Parent shall fail to pay the Company Expenses when due, the Company or Parent, as the case may be, shall reimburse the other party for all reasonable costs and expenses actually incurred or accrued by such other party (including reasonable fees and expenses of counsel) in connection with the collection under and enforcement of this Section 9.03.

Section 9.04 Escrow of Company Expenses.

(a) In the event that Parent is obligated to pay the Company Expenses set forth in Section 9.03(e), Parent shall pay to the Operating Partnership from the Company Expenses deposited into escrow in accordance with the next sentence, an amount equal to the lesser of (i) the Company Expenses and (ii) the sum of (1) the maximum amount that can be paid to the Operating Partnership without causing the Company to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute income described in Sections 856(c)(2)(A)-(H) or 856(c)(3)(A)-(I) of the Code (“Qualifying Income”), as determined by the Company’s independent certified public accountants, plus (2) in the event the Company receives either (A) a letter from the Company’s counsel indicating that the Company has received a ruling from the IRS described in Section 9.04(b) or (B) an opinion from the Company’s outside counsel as described in Section 9.04(b), an amount equal to the Company Expenses less the amount payable under clause (1) above. To secure Parent’s obligation to pay these amounts, Parent shall deposit into escrow an amount in cash equal to the Company Expenses with an escrow agent selected by Parent and on such terms (subject to Section 9.04(b)) as shall be mutually agreed upon by the Operating Partnership, Parent and the escrow agent. The payment or deposit into escrow of the Company Expenses pursuant to Section 9.04(b) shall be made at the time Parent is obligated to pay the Operating Partnership such amount pursuant to Section 9.03(e) by wire transfer or bank check.

(b) The escrow agreement shall provide that the Company Expenses in escrow or any portion thereof shall not be released to the Operating Partnership unless the escrow agent receives any one or combination of the following: (i) a letter from the Company’s independent certified public accountants indicating the maximum amount that can be paid by the escrow agent to the Operating Partnership without causing the Company to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute Qualifying Income or a subsequent letter from the Company’s accountants revising that amount, in which case the escrow agent shall release such amount to the Company, or (ii) a letter from the Company’s counsel indicating that the Company received a ruling from the IRS holding that the Company Expenses would either constitute Qualifying Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code (or alternatively, the Company’s outside counsel has rendered a legal opinion to the effect that the receipt by the Operating Partnership of the Company Expenses would constitute Qualifying Income, would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code or would not otherwise disqualify Company as a REIT), in which case the escrow agent shall release the remainder of the Company Expenses to the Operating Partnership. Parent agrees to amend this Section 9.04 at the request of the Company in order to (x) maximize the portion of the Company Expenses that may be distributed to the Operating Partnership hereunder without causing the Company to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code, (y) improve the Company’s chances of securing a favorable ruling described in this Section 9.04(b) or (z) assist the Company in obtaining a favorable legal opinion from its outside counsel as described in this Section 9.04(b). The escrow agreement shall also provide that any portion of the Company Expenses held in escrow for five years shall be released by the escrow agent to Parent.

Section 9.05 Waiver. At any time prior to the Effective Time, the Company, on the one hand, and Parent, and REIT Merger Sub, on the other hand, may (a) extend the time for the performance of any obligation or other act of the other party, (b) waive any inaccuracy in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement of the other party or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the Company or Parent (on behalf of Parent, and REIT Merger Sub). The failure of any party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

ARTICLE X

GENERAL PROVISIONS

Section 10.01 Non-Survival of Representations and Warranties. The representations and warranties in this Agreement and in any certificate delivered pursuant hereto shall terminate at the Effective Time.

Section 10.02 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by overnight courier, by facsimile (providing confirmation of transmission) or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

if to Parent or REIT Merger Sub:

Gridiron Holdings LLC

c/o Morgan Stanley Real Estate Investing — MSREF

1585 Broadway

New York, NY 10036

Telecopier No: 212-507-4571

Attention: Michael Franco

Gridiron Acquisition LLC

c/o Morgan Stanley Real Estate Investing — MSREF

1585 Broadway

New York, NY 10036

Telecopier No: 212-507-4571

Attention: Michael Franco

with a copy to:

Goodwin Procter LLP

Exchange Place

Boston, MA 02109

Telecopier No: (617) 523-1231

Attention:     Gilbert G. Menna, Esq.

                     John T. Haggerty, Esq.

if to the Company or the Operating Partnership:

Glenborough Realty Trust Incorporated

400 South El Camino Real, 11th Floor

San Mateo, California 94402-1708

Telecopier No: (650) 343-0957

Attention: Andrew Batinovich

with copies to:

Morrison & Foerster LLP

755 Page Mill Road

Palo Alto, CA 94304-1018

Telecopier No: (650) 494-0792

Attention: Justin L. Bastian, Esq.

Section 10.03 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

Section 10.04 Amendment. This Agreement may be amended by the parties hereto at any time prior to the Effective Time; provided, however, that, after approval of the Merger by the stockholders of the Company, no amendment may be made without further stockholder approval which, by Law or in accordance with the rules of the NYSE, requires further approval by such stockholders. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

Section 10.05 Entire Agreement; Assignment. This Agreement and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise), except that Parent may assign all or any of its rights and obligations hereunder to any Affiliate of Parent, provided that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations.

Section 10.06 Performance Guarantee. Parent hereby guarantees the due, prompt and faithful performance and discharge by, and compliance with, all of the obligations covenants, terms, conditions and undertakings of each of the Parent Parties under this agreement in accordance with the terms hereof, including any such obligations, covenants, terms, conditions and undertakings that are required to be performed discharged or complied with following the Effective Time.

Section 10.07 Remedies; Specific Performance.

(a) Except as otherwise provided in Section 10.07(b) or elsewhere in this Agreement, any and all remedies expressly conferred upon a party to this Agreement shall be cumulative with, and not exclusive of, any other remedy contained in this Agreement, at law or in equity and the exercise by a party to this Agreement of any one remedy shall not preclude the exercise by it of any other remedy. Except as otherwise provided in Section 10.07(b) for breaches of the last sentence of Section 7.03(b), the Company agrees that, to the extent it or the Company Subsidiaries have incurred losses or damages in connection with this Agreement, (i) the maximum aggregate liability of Parent and the Guarantor for such losses or damages shall be limited to $200,000,000, and the sole and exclusive remedy, (ii) the maximum liability of the Guarantor, directly or indirectly, shall be limited to the respective obligations of such Guarantor under the Guarantee and (iii) in no event shall the Company or the Company Subsidiaries seek to recover any money damages in excess of such amount in clause (i) from Parent, REIT Merger Sub or the Guarantor or any of their respective shareholders, partners, members, managers, directors, officers, agents, and Affiliates in connection therewith.

(b) The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed by the Company or the Operating Partnership in accordance with the terms hereof or were otherwise breached and that, prior to the termination of this Agreement pursuant to Section 9.01, Parent and the Merger Partnership shall be entitled to specific performance of the terms and provisions of this Agreement or an injunction to prevent any breach of this Agreement, in addition to any other remedy at law or equity. The parties acknowledge that the Company and the Operating Partnership shall not be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the terms and provisions of this Agreement and that the Company’s and the Operating Partnership’s sole and exclusive remedy with respect to any such breach shall be the remedy set forth in Sections 9.03 and 10.07(a); provided, however, the Company and the Operating Partnership shall be entitled to seek specific performance to prevent any breach by Parent of the last sentence of Section 7.03(b).

Section 10.08 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than the right of the holders of Company Common Shares and Company Series A Preferred Shares, Company Share Options or Existing Units to receive the consideration defined in Article III and Section 7.06 (which is intended to be for the benefit of the persons covered thereby or the persons entitled to payment thereunder and may be enforced by such persons).

Section 10.09 Governing Law; Forum. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Maryland applicable to contracts executed in and to be performed in that State. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any Maryland state or federal court. The parties hereto hereby (a) submit to the exclusive jurisdiction of any Maryland state or federal court for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated by this Agreement may not be enforced in or by any of the above-named courts.

Section 10.10 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 10.11 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 10.12 Waiver of Jury Trial. Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated by this Agreement. Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other hereto have been induced to enter into this Agreement and the transactions contemplated by this Agreement, as applicable, by, among other things, the mutual waivers and certifications in this Section 10.12.

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IN WITNESS WHEREOF, Parent, REIT Merger Sub, the Company and the Operating Partnership have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

GRIDIRON HOLDINGS LLC, a Delaware limited liability company

By:	MS Real Estate Funding, L.P., its Manager

	By:	MS Real Estate Funding, Inc., its General Partner

By:	/s/ Amy G. Price
	Name:	Amy G. Price
	Title:	Vice President

GRIDIRON ACQUISITION LLC, a Delaware limited liability company

By:	Gridiron Holdings LLC, its Manager

	By:	MS Real Estate Funding, L.P., its Manager

		By:	MS Real Estate Funding, Inc., its General Partner

By:	/s/ Amy G. Price
	Name:	Amy G. Price
	Title:	Vice President

GLENBOROUGH REALTY TRUST INCORPORATED, a Maryland corporation

By:	/s/ Andrew Batinovich
Name:	Andrew Batinovich
Title:	President & Chief Executive Officer

GLENBOROUGH PROPERTIES, L.P., a California limited partnership

By:	Glenborough Realty Trust Incorporated, a Maryland corporation, its General Partner

By:	/s/ Andrew Batinovich
Name:	Andrew Batinovich
Title:	President & Chief Executive Officer